                                                                       EXHIBIT 2






                              AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 14, 2000,

                                      AMONG

                             BRACKNELL CORPORATION,

                       BRACKNELL ACQUISITION CORPORATION,

                                       AND

                            ABLE TELCOM HOLDING CORP.

                                TABLE OF CONTENTS

                                                                                                                   Page
ARTICLE I.           INTERPRETATION.............................................................................     6

ARTICLE II.          THE MERGER.................................................................................    16
         SECTION 2.01      The Merger...........................................................................    16
         SECTION 2.02      Conversion/Issuance of Shares........................................................    17
         SECTION 2.03      Surrender and Payment................................................................    18
         SECTION 2.04      Adjustments..........................................................................    20
         SECTION 2.05      Fractional Shares....................................................................    20
         SECTION 2.06      Dissenting Shares....................................................................    21

ARTICLE III.         THE SURVIVING CORPORATION..................................................................    22
         SECTION 3.01      Certificate of Incorporation.........................................................    22
         SECTION 3.02      Bylaws...............................................................................    22
         SECTION 3.03      Directors and Officers...............................................................    22

ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF ABLE.....................................................    22
         SECTION 4.01      Corporate Existence and Power........................................................    22
         SECTION 4.02      Corporate Authorization..............................................................    23
         SECTION 4.03      Governmental Authorization...........................................................    23
         SECTION 4.04      Non-Contravention....................................................................    23
         SECTION 4.05      Capitalization.......................................................................    24
         SECTION 4.06      Subsidiaries.........................................................................    25
         SECTION 4.07      SEC Filings..........................................................................    25
         SECTION 4.08      Financial Statements.................................................................    26
         SECTION 4.09      Proxy Statement/Prospectus; Registration Statement...................................    26
         SECTION 4.10      Absence of Certain Changes...........................................................    26
         SECTION 4.11      No Undisclosed Material Liabilities..................................................    28
         SECTION 4.12      Real Property........................................................................    29
         SECTION 4.13      Personal Property....................................................................    31
         SECTION 4.14      Accounts Receivable..................................................................    31
         SECTION 4.15      Contracts............................................................................    32
         SECTION 4.16      Litigation...........................................................................    32
         SECTION 4.17      Taxes ...............................................................................    32
         SECTION 4.18      Tax Free Merger......................................................................    33
         SECTION 4.19      ERISA ...............................................................................    34
         SECTION 4.20      Environmental Matters................................................................    36
         SECTION 4.21      Intellectual Property................................................................    37
         SECTION 4.22      Employees............................................................................    37
         SECTION 4.23      Intercompany Agreements..............................................................    38
         SECTION 4.24      Certain Payments.....................................................................    38
         SECTION 4.25      Customers and Suppliers..............................................................    38
         SECTION 4.26      Canadian Competition Act.............................................................    38

         SECTION 4.27      Rights Plan..........................................................................    38
         SECTION 4.28      Compliance With Other Applicable Laws................................................    39
         SECTION 4.29      Insurance............................................................................    39
         SECTION 4.30      Broker's Fees........................................................................    40
         SECTION 4.31      Vote Required........................................................................    40

ARTICLE V.           REPRESENTATIONS AND WARRANTIES OF BRACKNELL AND SUBCO......................................    40
         SECTION 5.01      Corporate Existence and Power........................................................    40
         SECTION 5.02      Corporate Authorization..............................................................    41
         SECTION 5.03      Governmental Authorization...........................................................    41
         SECTION 5.04      Non-Contravention....................................................................    41
         SECTION 5.05      Capitalization.......................................................................    42
         SECTION 5.06      Canadian Securities Law and Bracknell Financial Statements...........................    43
         SECTION 5.07      Proxy Statement/Prospectus; Registration Statement...................................    44
         SECTION 5.08      No Undisclosed Material Liabilities..................................................    44
         SECTION 5.09      Absence of Certain Changes...........................................................    45
         SECTION 5.10      Litigation...........................................................................    45
         SECTION 5.11      Taxes ...............................................................................    46
         SECTION 5.12      Tax Free Merger......................................................................    46
         SECTION 5.13      Compliance With Other Applicable Laws................................................    48
         SECTION 5.14      Brokers..............................................................................    48
         SECTION 5.15      Certain Payments.....................................................................    48
         SECTION 5.16      Interim Operations of Subco..........................................................    48
         SECTION 5.17      Authorization for Bracknell Common Stock.............................................    49

ARTICLE VI.          COVENANTS OF ABLE..........................................................................    49
         SECTION 6.01      Conduct of Able......................................................................    49
         SECTION 6.02      Stockholder Meeting..................................................................    50
         SECTION 6.03      Access to Information................................................................    50
         SECTION 6.04      Other Offers.........................................................................    51
         SECTION 6.05      Notice of Certain Events.............................................................    53
         SECTION 6.06      Affiliates...........................................................................    53
         SECTION 6.07      Litigation...........................................................................    54
         SECTION 6.08      Officers.............................................................................    54
         SECTION 6.09      Certain Rights to Acquire Shares.....................................................    54
         SECTION 6.10      Bracknell Option.....................................................................    54
         SECTION 6.11      Employee Stock Options...............................................................    54
         SECTION 6.12      Support Agreements from Series C Stockholders........................................    54
         SECTION 6.13      Sale of Businesses...................................................................    55
         SECTION 6.14      World Com Series E Debt..............................................................    55
         SECTION 6.15      Canadian Competition Act.............................................................    55
         SECTION 6.16      Opinion of Financial Advisor.........................................................    55
         SECTION 6.17      Bankruptcy and Insolvency Proceedings................................................    55

ARTICLE VII.         COVENANTS OF BRACKNELL AND SUBCO...........................................................    56


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

         SECTION 7.01      Conduct of Bracknell and Subco.......................................................    56
         SECTION 7.02      Access to Information................................................................    56
         SECTION 7.03      Obligations of Subco.................................................................    57
         SECTION 7.04      Stock Exchange Listing...............................................................    57
         SECTION 7.05      Notice of Certain Events.............................................................    57
         SECTION 7.06      Financing Relating to the Merger.....................................................    57
         SECTION 7.08      Opinion of Financial Advisor.........................................................    57

ARTICLE VIII.        COVENANTS OF BRACKNELL AND ABLE............................................................    58
         SECTION 8.01      Commercially Reasonable Best Efforts.................................................    58
         SECTION 8.02      Certain Filings......................................................................    58
         SECTION 8.03      Public Announcements.................................................................    59
         SECTION 8.04      Further Assurances...................................................................    59
         SECTION 8.05      Preparation of the Proxy Statement/Prospectus and Registration Statement.............    59

ARTICLE IX.          CONDITIONS TO THE MERGER...................................................................    60
         SECTION 9.01      Conditions to the Obligations of Each Party..........................................    60
         SECTION 9.02      Additional Conditions Precedent to the Obligations of Bracknell......................    60
         SECTION 9.03      Additional Conditions Precedent to the Obligations of Able...........................    63

ARTICLE X.           TERMINATION................................................................................    64
         SECTION 10.01         Termination by Bracknell or Able.................................................    64
         SECTION 10.02         Termination by Able..............................................................    66
         SECTION 10.03         Termination by Bracknell.........................................................    66
         SECTION 10.04         Effect of Termination............................................................    66

ARTICLE XI.          MISCELLANEOUS..............................................................................    67
         SECTION 11.01         Notices..........................................................................    67
         SECTION 11.02         Survival of Representations and Warranties.......................................    69
         SECTION 11.03         Amendments; No Waivers...........................................................    69
         SECTION 11.04         Fees and Expenses................................................................    70
         SECTION 11.05         Successors and Assigns...........................................................    70
         SECTION 11.06         Governing Law....................................................................    70
         SECTION 11.07         Counterparts; Effectiveness......................................................    70
         SECTION 11.08         Entire Agreement.................................................................    71
         SECTION 11.09         Exhibits and Schedules...........................................................    71
         SECTION 11.10         Headings.........................................................................    71
         SECTION 11.11         Severability of Provisions.......................................................    71


                                    EXHIBITS

Exhibit A           Form of Warrant
Exhibit B           Form of Option
Exhibit C           Support Agreement from Series C Stockholders

Exhibit D           Commitment Agreement
Exhibit E           Support Agreements with Directors and Officers
Exhibit F           Amended and Restated Master Services Agreement
Exhibit G           Form of Opinion - Paul, Hastings, Janofsky & Walker LLP
Exhibit H           Form of Opinion - Torys
Exhibit I           Terms of Series E Shares


                                    SCHEDULES

Schedule 2.02(e)           Stock Appreciation Rights
Schedule 2.02(g)           Bracknell Common Stock to be Issued to the Palladin Group.
Schedule 2.02(h)           Bracknell Common Stock to be Issued to the Series C Stockholders
Schedule 2.02(j)           Able Warrants to be Converted into Bracknell Warrants
Schedule 4.04              Non-Contravention
Schedule 4.05(a)(i)        Options Inside and Outside Able Stock Option Plan
Schedule 4.05(a)(ii)       Additional Options, Warrants and Other Rights
Schedule 4.05(a)(iii)      Stock or Rights to Acquire Stock to be Issued after
                            August 23, 2000
Schedule 4.05(a)(iv)       Phantom Stock and Stock Appreciation Rights
Schedule 4.05(b)           Redemption Rights
Schedule 4.05(c)           Stockholder Agreements
Schedule 4.06(i)           Subsidiaries
Schedule 4.06(ii)          Subsidiary Stock
Schedule 4.06(iii)         Ownership of Subsidiary Stock
Schedule 4.07(b)           SEC Filings
Schedule 4.10              Absence of Certain Changes
Schedule 4.10(m)           Severances
Schedule 4.11              Liabilities
Schedule 4.12(a)           Owned Real Property
Schedule 4.12(b)           Leased Real Property
Schedule 4.12(c)           Easements
Schedule 4.12(d)           Real Property subject to a Lease, Sublease, License or
                             other Agreement
Schedule 4.12(g)           Title Policies
Schedule 4.13(b)           Leased Personal Property
Schedule 4.14              Accounts Receivable
Schedule 4.15(i)           Material Contracts
Schedule 4.15(ii)          Material Breaches of Contracts
Schedule 4.16              Able Litigation
Schedule 4.17(i)           Filing of Tax Returns
Schedule 4.17(ii)          Tax Deficiencies
Schedule 4.17(iii)         Deferred Intercompany Transactions
Schedule 4.17(iv)          Tax Audits
Schedule 4.19(a)           Employee Plans
Schedule 4.19(h)           Severance Pay

Schedule 4.20              Environmental Matters
Schedule 4.21              Intellectual Property Claims
Schedule 4.22              Collective Bargaining/Labor Union Agreements
Schedule 4.23              Intercompany Agreements
Schedule 4.28              Compliance with Laws
Schedule 4.30              Bonds
Schedule 4.32              Broker's Fees
Schedule 5.04              Non-Contravention
Schedule 5.05(a)           Existing Options, Warrants or other Rights
Schedule 5.05(b)           Capital Stock and Ownership Interests
Schedule 5.08              Liabilities
Schedule 5.09              Absence of Certain Changes
Schedule 5.10              Bracknell Litigation
Schedule 5.11(i)           Tax Returns
Schedule 5.11(ii)          Tax Deficiencies
Schedule 5.13              Compliance with Laws
Schedule 5.14              Broker's Fees
Schedule 6.01(e)           Permitted Issuance of Securities
Schedule 6.09              Former Stockholders of GEC, SASCO and SES
Schedule 9.02(c)           Officers, Directors and other Signatories to Support Agreements

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2000, among Bracknell Corporation, an Ontario corporation ("Bracknell"), Bracknell Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Bracknell ("Subco"), and Able Telcom Holding Corp., a Florida corporation ("Able").

         WHEREAS, Bracknell, Subco and Able entered into the Agreement and Plan of Merger, dated August 23, 2000 (the "Original Merger Agreement"), which provided for the merger of Subco with and into Able;

         WHEREAS, Bracknell, Subco and Able have agreed to amend and restate the Original Merger Agreement, with effect as of and from the date of the Original Merger Agreement;

         WHEREAS, the Boards of Directors of Bracknell, Subco and Able each have determined that it is in the best interests of their respective stockholders for Subco to merge with and into Able (the "Merger") upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below).

         NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby covenant and agree that the Original Merger Agreement shall be and is hereby amended and restated as hereinafter set forth:


                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings set forth below:

         "Able" shall have the meaning set forth in the preface above.

         "Able Authorized Capital Stock" shall have the meaning set forth in
Section 4.05(a).

         "Able Employees" shall have the meaning set forth in Section 4.22.

         "Able's Knowledge" means the actual knowledge, after making due inquiry, of the following officers of Able and its Subsidiaries: Billy V. Ray, James Brands, Michael Brenner, Edward Pollock, Robert Sommerfeld, Edwin Johnson, Barry Hall, Philip Kiernan, Charles Maynard, Harold Alvord, Phillip Galpin and Richard Boyle.

         "Able Material Adverse Change" shall have the meaning set forth in
Section 4.01.

         "Able Material Adverse Effect" shall have the meaning set forth in
Section 4.01.

         "Able Preferred Stock" shall have the meaning set forth in Section 4.05(a).

         "Able SEC Filings" shall have the meaning set forth in Section 4.07(a).

         "Able Securities" means any equity, debt or other securities issued by Able, or rights to acquire such securities.

         "Able Shares" shall have the meaning set forth in Section 2.02(b).

         "Able Significant Subsidiary" shall have the meaning set forth in
Section 4.01.

         "Able Stock Options" shall have the meaning set forth in Section
4.05(a).

         "Able Stockholder Meeting" shall have the meaning set forth in Section 6.02.

         "Able Subsidiary Securities" means any equity, debt or other securities issued by a Subsidiary of Able, or rights to acquire such securities.

         "Able Warrants" shall have the meaning set forth in Section 2.02(j).

         "Able 10-K" shall have the meaning set forth in Section 4.07(a).

         "Accounts Receivable" means all accounts receivable, trade receivables, notes receivable and other receivables, which in any case are payable as a result of goods sold or services provided, or billed for, in connection with the Business.

         "Acquisition Proposal" shall have the meaning set forth in Section 6.04(a).

         "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

         "Agreement" means this Agreement together with the attached Appendices, Schedules and Exhibits.

         "Authorized Bracknell Capital Stock" shall have the meaning set forth in Section 5.05(a).

         "Benefit Arrangement" shall have the meaning set forth in Section 4.19(g).

         "Bracknell" shall have the meaning set forth in the preface above.

         "Bracknell Common Stock" shall have the meaning set forth in Section 2.02(b).

         "Bracknell Disclosure Documents" shall have the meaning set forth in
Section 5.06(a).

         "Bracknell Material Adverse Change" shall have the meaning set forth in
Section 5.01.

         "Bracknell Material Adverse Effect" shall have the meaning set forth in
Section 5.01.

         "Bracknell Option" shall have the meaning set forth in Section 6.10.

         "Bracknell's Knowledge" means the actual knowledge, after making due inquiry, of any of the following officers of Bracknell: Paul D. Melnuk, John D. Amodeo, John Naccarato, Frederick Green, Jon Taylor, David Smith and the President of each of Bracknell's customer categories as of the date hereof.

         "Bracknell Stock Options" shall have the meaning set forth in Section 5.05(a).

         "Bracknell Voting Debt" shall have the meaning set forth in Section 5.05(b).

         "Bracknell Warrants" shall have the meaning set forth in Section
2.02(j).

         "Business" means (a) with respect to Able or its Subsidiaries, all business conducted by Able or any of its Subsidiaries prior to the Closing Date, and (b) with respect to Bracknell and its Subsidiaries, all business conducted by Bracknell or any of its Subsidiaries prior to the Closing Date.

         "Canadian GAAP" means Canadian generally accepted accounting principles in effect at the time and applied on a basis consistent with past periods.

         "Closing" means the consummation of the Merger and the other transactions contemplated hereby.

         "Closing Date" shall have the meaning set forth in Section 2.01(c).

         "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

         "Conversion Number" shall have the meaning set forth in Section
2.02(b).

         "Dissenting Shares" shall have the meaning set forth in Section
2.06(a).

         "Dolcenea" shall have the meaning set forth in Section 2.02(i).

         "Dollars" or "$" means lawful currency of the U.S., unless otherwise specified.

         "Easement" shall have the meaning set forth in Section 4.12(c).

         "Easement Contract" shall have the meaning set forth in Section
4.12(c).

         "Effective Time" shall have the meaning set forth in Section 2.01(c).

         "Employee Plans" shall have the meaning set forth in Section 4.19(a).

         "Environment" means all air (including indoor air), surface water (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supplies, land and soil (surface or subsurface), any other environmental medium, all plant and animal life, biota and all other natural resources.

         "Environmental Claim" means any and all Actions, Orders, claims, Liens, notices, notices of violation, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Authority or citizen's group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of or liability under any Environmental Permit, or (iii) liability for investigation costs, cleanup costs, removal costs, remediation costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from, or relating to the presence, Release, or threatened Release in or into the Environment, of any Hazardous Materials at any location, including any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, recycling, storage, treatment or disposal.

         "Environmental Cleanup Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar list maintained by any jurisdiction of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law.

         "Environmental Law" means any Law governing or relating to pollution, protection of human health or the Environment, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste, or occupational health and safety, or any similar Law of foreign jurisdictions where Able or its Subsidiaries do business, including without limitation the U.S. Federal Water Pollution Control Act, the U.S. Clean Air Act, the U.S. Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act (HMTA), the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA), the U.S. Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended by the Superfund Amendment and Reauthorization Act (SARA), the U.S. Emergency Planning and Community Right-To-Know Act (EPCRA), the U.S. Toxic Substances Control Act (TSCA), the U.S. Safe Drinking Water Act (SDWA), and the U.S. Occupational Safety and Health Act (OSHA), all as amended, and the rules and regulations thereunder as interpreted by Governmental Authorities.

         "Environmental Permit" means any Permit relating to any Environmental Law and includes any and all Orders, consents, or settlements issued by or entered into with a Governmental Authority under any Environmental Law.

         "ERISA" shall have the meaning set forth in Section 4.19(a).

         "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" shall have the meaning set forth in Section 2.03(a).

         "Exchange Filing Requirements" shall have the meaning set forth in
Section 5.06(a).

         "Florida General Corporation Law" means the general corporation laws of the State of Florida.

         "GAAP" means U.S. generally accepted accounting principles in effect at the time and applied on a basis consistent with past periods.

         "GEC" means Georgia Electric Company.

         "Governmental Authority" means, with respect to any country, any federal, state, provincial, or local government, any of its subdivisions, agencies, authorities, commissions, boards, bureaus or other governmental entity, and any federal, state, provincial or local court or tribunal and any arbitrator.

         "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are categorized, classified, defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

         "Intellectual Property" means trademarks, service marks, patents, patent applications, software, registered copyrights and applications therefor, together with trade secrets, know-how and other similar property whether registered or unregistered.

         "Intellectual Property Assets" shall have the meaning set forth in
Section 4.21.

         "Law" means, with respect to any country, any federal, state, provincial, local or other statute, rule, regulation or ordinance, and any requirement or obligation under common law.

         "Lease" means any lease or sublease of real or personal property. "Leased Personal Property" shall have the meaning set forth in Section 4.13(b).

         "Leased Real Property" shall have the meaning set forth in Section 4.12(b).

         "Liability" means any debt, obligation, duty or liability of any nature (including any undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP or Canadian GAAP.

         "Lien" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title or the use, benefit or value of the asset in question.

         "Material Contracts" shall have the meaning set forth in Section 4.15.

         "Material Lease" means (i) all Leases relating to the Leased Real Property and (ii) a Lease relating to Leased Personal Property involving a term of more than one (1) year or rental obligations exceeding $100,000 per annum.

         "Material Litigation" means any Action (involving Able or any of its Subsidiaries) by any Person or by or before any Governmental Authority that involves claims in excess of $1,000,000 or that could reasonably be expected to result in an Able Material Adverse Change or an Able Material Adverse Effect.

         "Merger" shall have the meaning set forth in the preface above.

         "Merger Consideration" shall have the meaning set forth in Section 2.02(b).

         "Option Recipients" shall have the meaning set forth in Section 7.08.

         "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator.

         "Original Merger Agreement" shall have the meaning set forth in the preface above.

         "Other Applicable Law" means any Law applicable to the Business other than an Environmental Law or a law relating to (a) Taxes or (b) ERISA.

         "Owned Real Property" shall have the meaning set forth in Section 4.12(a).

         "Permit" means any permit, license, certificate (including a certificate of occupancy), registration, authorization, consent, or approval issued by a Governmental Authority.

         "Permitted Liens" means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP or Canadian GAAP, as the case may be, consistently applied, (b) workers', repairmens' and similar Liens imposed by Law that have been incurred in the ordinary course of business and consistent with past practice which in the aggregate will not have an Able Material Adverse Effect or Bracknell Material Adverse Effect, as the case may be, (c) Liens and other title defects, easements, encroachments and encumbrances that do not, individually or in the aggregate, materially impair the value or continued use of the property (as currently used) to which they relate, (d) the rights of others to customer deposits which in the aggregate will not have an Able Material Adverse Effect or Bracknell Material Adverse Effect, as the case may be, (e) any of the Liens described in the foregoing clauses (a) through (d) of this definition incurred in the ordinary course of business and consistent with past practice, after the date hereof which in the aggregate will not have an Able Material Adverse Effect or Bracknell Material Adverse Effect, as the case may be, and (f) any Liens relating to that certain Credit Agreement by and among Able, the Lenders (as defined therein) from time to time parties thereto, and Bank of America N.A. (successor to NationsBank N.A.), as amended from time to time, (g) Liens of Governmental Authorities which are parties to rights of way or easement agreements with Able or its Subsidiaries, except for any Liens which result from a default under or breach by Able or its Subsidiaries of such agreements, and
(h) any Liens obtained by Able or its Subsidiaries that sureties may have pursuant to surety bonds obtained by Able or its Subsidiaries, provided that Able or its Subsidiaries are not in default under the contracts (or indemnity agreements) that those bonds relate to.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Platinum" shall have the meaning set forth in Section 2.02(i).

         "Proxy Statement/Prospectus" shall have the meaning set forth in
Section 4.09.

         "Real Property" shall have the meaning set out in Section 4.12(d).

         "Registration Statement" shall have the meaning set forth in Section 4.09.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

         "Replacement Options" shall have the meaning set forth in Section 7.08.

         "Returns" means all returns, reports, declarations or other filings that must be filed with any Governmental Authority with respect to Taxes.

         "SASCO" means Southern Aluminum & Steel Corporation.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act Affiliate" shall have the meaning set forth in Section 6.06.

         "Securities Act Affiliate Agreement" shall have the meaning set forth in Section 6.06.

         "Securities Act of 1933" means the U. S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Series C Conversion Number" shall have the meaning set forth in
Section 2.02(h).

         "Series C Shares" shall have the meaning set forth in Section 2.02(h).

         "Series C Stockholders" means Halifax Fund, L.P., The Gleneagles Fund Company, Palladin Overseas Fund Limited, Palladin Partner I, L.P., Lancer Securities (Cayman) Limited, PGEP III, LLC, and Quatro Fund Limited.

         "Series E Conversion Number" shall have the meaning set forth in
Section 2.02(d).

         "Series E Shares" shall have the meaning set forth in Section 2.02(d).

         "SES" means Specialty Electronic Systems, Inc.

         "Sirit" means Sirit Technologies, Inc.

         "Sirit Settlement" means the agreement dated July 7, 2000 between Able, Sirit and certain other parties entered into to settle certain outstanding litigation between them.

         "Site" means any of the real properties currently or previously owned, leased or operated by Able or its Subsidiaries for purposes of conducting their Business, including the Owned Real Property and the Leased Real Property.

                  "Subco" shall have the meaning set forth in the preface above.

                  "Subco Common Stock" shall have the meaning set forth in
Section 2.01(a).

                  "Subsidiary" of a party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any Subsidiary of such party is a general partner or of which such party or one or more of its Subsidiaries or such party and one or more of its Subsidiaries, directly or indirectly, owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

                  "Superior Proposal" shall have the meaning set forth in
Section 6.04(a).

                  "Surviving Corporation" shall have the meaning set forth in
Section 2.01(b).

                  "Tax" or "Taxes" means all federal, state, county, local and foreign taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes and import duties), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

                  "Title Policies" shall have the meaning set forth in Section 4.12(g).

                  "TSE" shall have the meaning set forth in Section 2.05.

                  "U.S." means the United States of America.

                  "Violation" shall have the meaning set forth in Section 4.04.

                  "Voting Debt" shall have the meaning set forth in Section 4.05(b).

                  "WorldCom" means WorldCom, Inc. or one of its Subsidiaries, as the context requires.

                  "WorldCom Equity Interest" shall have the meaning set forth in Section 2.02(e).

                  "WorldCom Series E Debt" shall have the meaning set forth in
Section 6.14.

                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01 The Merger.

                  (a) Immediately prior to the Effective Time, Bracknell shall contribute the Merger Consideration to Subco in exchange for common stock of Subco (the "Subco Common Stock").

                  (b) At the Effective Time, Subco shall be merged with and into Able in accordance with the Florida General Corporation Law, whereupon the separate existence of Subco shall cease, and Able shall be the surviving corporation (the "Surviving Corporation").

                  (c) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Subco and Able will file a certificate of merger with the Secretary of State of the State of Florida and make all other filings or recordings required by the Florida General Corporation Law in connection with the Merger. The Closing will take place at the offices of Torys, 237 Park Avenue, New York, New York 10017-3142, unless another place is agreed to in writing by the parties hereto. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Florida or at such later time as is specified in the certificate of merger (the "Effective Time"). The date of the Closing is referred to herein as the "Closing Date".

                  (d) From and after the Effective Time, the Surviving Corporation shall possess all the assets (except for the Merger Consideration which the Able stockholders and others are entitled to receive), rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Able and Subco, all as provided under the Florida General Corporation Law.

                  SECTION 2.02 Conversion/Issuance of Shares. At the Effective
Time:

                  (a) Each issued and outstanding share of Subco Common Stock, shall, by virtue of the Merger and without any action on the part of Bracknell, Subco or Able, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

                  (b) Except as set forth in Section 2.06, each share of common stock, par value $.001 per share, of Able ("Able Shares"), issued and outstanding immediately prior to the Effective Time (other than (i) Able Shares held by Able and (ii) Able Shares held by Bracknell or Subco) shall, by virtue of the Merger and without any action on the part of Bracknell, Subco, Able or any holder thereof, be converted into the right to receive 0.6 (the "Conversion Number") of a fully paid and non-assessable common share of Bracknell (the "Bracknell Common Stock"). The Bracknell Common Stock to be issued pursuant to this Section 2.02(b), Section 2.02(d), Section 2.02(f),
         Section 2.02(g), Section 2.02(h) and Section 2.02(i), together with the warrants described in Section 2.02(e), is referred to herein as the "Merger Consideration."

                  (c) Each Able Share held by Able, Bracknell or Subco shall be cancelled and extinguished without any consideration therefor.

                  (d) Each of the Series E Convertible Preferred Shares, par value $0.10, of Able (the "Series E Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Series E Shares held by Able and (ii) Series E Shares held by Bracknell or Subco) shall be converted into the right to receive the number of shares of Bracknell Common Stock determined by dividing the aggregate face value of all Series E Shares by $8.25 Canadian dollars and then dividing that quotient by the number of Series E Shares issued and outstanding immediately before the Effective Time (the "Series E Conversion Number"). For the purposes of this calculation, the exchange rate between U.S. dollars and Canadian dollars shall be the exchange rate published by the Bank of Canada at the close of business on the day before the Closing Date.

                  (e) The stock appreciation rights described on Schedule 2.02(e) (or, if such stock appreciation rights have been exchanged for options to acquire Able Shares, such options) (the "WorldCom Equity Interest") shall be converted into warrants to purchase 1,200,000 shares of Bracknell Common Stock at an exercise price of $11.66 per share in cash. The terms of such warrants shall otherwise be as set forth in Exhibit A.

                  (f) Bracknell shall issue to Sirit the number of shares of Bracknell Common Stock that Sirit is entitled to receive under the terms of the Sirit Settlement or as otherwise agreed by Bracknell and Sirit.

                  (g) In satisfaction of their entitlement to receive 1,057,031 Able Shares pursuant to Amendment No. 1 to the Securities Exchange Agreement and Related Registration Rights Agreement of Able Telcom Holding Corp., by and among Able and the Persons listed on
         Schedule 2.02(g), dated July 7, 2000, Bracknell shall issue an aggregate of 634,218 shares of Bracknell Common Stock to the Persons and in the amounts set forth in Schedule 2.02(g).

                  (h) Each of the Series C Convertible Preferred Shares, par value $0.10, of Able (the "Series C Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Series C Shares held by Able and (ii) Series C Shares held by Bracknell or Subco) shall be converted into the right to receive the number of shares of Bracknell Common Stock determined by dividing $18,000,000 by $4.00, multiplying the result by 0.6, and then dividing that product by the number of Series C Shares issued and outstanding immediately before the Effective Time (the "Series C Conversion Number").

                  (i) Bracknell shall issue to Platinum Advisory Services, Inc. ("Platinum") and L. Dolcenea, Inc. ("Dolcenea") the aggregate number of shares of Bracknell Common Stock that they are entitled to receive pursuant to the letter agreement between Able, Platinum and Dolcenea, dated October 18, 2000.

                  (j)      The warrants to purchase Able Shares set forth in
         Schedule 2.02(j) (the "Able Warrants") shall become warrants to purchase shares of Bracknell Common Stock (the "Bracknell Warrants") subject to the following terms and conditions: (i) each Bracknell Warrant shall be exercisable to purchase the number of shares of Bracknell Common Stock equal to the number of Able Shares the corresponding Able Warrant was exercisable to purchase multiplied by 0.6; (ii) the exercise price of each Bracknell Warrant shall be the exercise price of the corresponding Able Warrant multiplied by 1.67; and(iii) as of the Effective Time, the unexpired term of each Bracknell Warrant shall be equal to the unexpired term of the corresponding Able Warrant.

                  SECTION 2.03 Surrender and Payment.

                  (a) Prior to the Effective Time, Bracknell shall appoint an agent reasonably acceptable to Able (the "Exchange Agent") for the purpose of exchanging certificates representing Able Shares, Series C Shares, and Series E Shares. As of the Effective Time, Subco shall deposit with the Exchange Agent for the benefit of the holders of Able Shares, Series C Shares and Series E Shares, for exchange in accordance with this Section 2.03, through the Exchange Agent, certificates representing the shares of Bracknell Common Stock issuable pursuant to Section 2.02 in exchange for outstanding Able Shares, Series C Shares and Series E Shares. Promptly after the Effective Time, Subco will send, or will cause the Exchange Agent to send, to each holder of Able Shares, Series C Shares or Series E Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Able Shares, Series C Shares or Series E Shares to the Exchange Agent).

                  (b) Each holder of Able Shares, Series C Shares or Series E Shares that have been converted into a right to receive Bracknell Common Stock, upon surrender to the Exchange Agent of a certificate or certificates representing such Able Shares, Series C Shares or Series
         E Shares, together with a properly completed letter of transmittal covering such Able Shares, Series C Shares or Series E Shares, will be entitled to receive in exchange therefor that number of whole shares of Bracknell Common Stock which such holder has the right to receive pursuant to Section 2.02, and the certificate or certificates for Able Shares, Series C Shares or Series E Shares so surrendered shall be cancelled. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive upon such surrender a certificate representing shares of Bracknell Common Stock and cash in lieu of any fractional shares of Bracknell Common Stock as contemplated by this Section 2.03 and
         Section 2.05.

                  (c) If any shares of Bracknell Common Stock are to be issued to a Person other than the registered holder of Able Shares, Series C Shares or Series E Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer Tax or other Taxes required as a result of such issuance to a Person other than the registered holder of such Able Shares, Series C Shares or Series E Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no further registration of transfers of Able Shares, Series C Shares or Series E Shares. If, after the Effective Time, certificates representing Able Shares, Series C Shares or Series E Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

                  (e) Any shares of Bracknell Common Stock made available to the Exchange Agent pursuant to Section 2.03(a) that remain unclaimed by the holders of Able Shares, Series C Shares or Series E Shares six months after the Effective Time shall be returned to Bracknell, upon demand, and any such holder who has not exchanged his Able Shares, Series C Shares or Series E Shares in accordance with this Section prior to that time shall thereafter look only to Bracknell to exchange such Able Shares, Series C Shares or Series E Shares. Notwithstanding the foregoing, the Surviving Corporation and Bracknell shall not be liable to any holder of Able Shares, Series C Shares or Series E Shares for any amount paid, or any shares of Bracknell Common Stock delivered, to a public official pursuant to applicable abandoned property Laws. Any shares of Bracknell Common Stock or other amounts remaining unclaimed by holders of Able Shares, Series C Shares or Series E Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of Bracknell free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) No dividends or other distributions on shares of Bracknell Common Stock shall be paid to the holder of any unsurrendered certificates representing Able Shares, Series C Shares or Series E Shares until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the Person in whose name the certificates representing the shares of Bracknell Common Stock into which such Able Shares, Series C Shares or Series E Shares were converted are registered, all dividends and other distributions paid in respect of such Bracknell Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

                  SECTION 2.04 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Bracknell Common Stock, Able Shares, Series C Shares or Series E Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Conversion Number, the Series C Conversion Number and the Series E Conversion Number shall be appropriately adjusted.

                  SECTION 2.05 Fractional Shares. No fractional shares of Bracknell Common Stock shall be issued in the Merger. All fractional shares of Bracknell Common Stock that a holder of Able Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the daily closing sale prices per share of Bracknell Common Stock on The Toronto Stock Exchange (the "TSE") for the ten trading days next preceding the Effective Time by the fraction of a share of

Bracknell Common Stock to which such holder would otherwise have been entitled. Alternatively, the Surviving Corporation shall have the option of instructing the Exchange Agent to aggregate all fractional shares of Bracknell Common Stock, sell such shares in the public market and distribute to holders of Able Shares a pro rata portion of the proceeds of such sale; provided that Bracknell shall pay all transaction costs associated therewith. No such cash in lieu of fractional shares of Bracknell Common Stock shall be paid to any holder of Able Shares until certificates representing such Able Shares are surrendered and exchanged in accordance with Section 2.03.

                  SECTION 2.06 Dissenting Shares.

                  (a) Notwithstanding any other provisions of this Agreement to the contrary, Able Shares, Series C Shares or Series E Shares that are outstanding immediately prior to the Effective Time and which are held by Able stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing, appraisal for such shares in accordance with the Florida General Corporation Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Bracknell Common Stock. Such stockholders instead shall be entitled to receive payment of the appraised value of such Able Shares, Series C Shares or Series E Shares held by them in accordance with the provisions of the Florida General Corporation Law, except that all Dissenting Shares held by such stockholders, who shall have failed to perfect or who effectively shall have withdrawn, forfeited, or lost their rights to appraisal of such Able Shares, Series C Shares or Series E Shares under the Florida General Corporation Law, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, Bracknell Common Stock in the manner provided in Section 2.03 above.

                  (b) Able shall give Bracknell prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the Florida General Corporation Law and received by Able and relating thereto. Able shall direct all negotiations and proceedings with respect to demands for appraisal rights under the Florida General Corporation Law and shall keep Bracknell informed regarding the progress thereof.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

                  SECTION 3.01 Certificate of Incorporation. Effective immediately following the Merger, the certificate of incorporation of Subco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law; provided, however, that the certificate of incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is Able Telcom Holding Corp."

                  SECTION 3.02 Bylaws. Effective immediately following the Merger, the bylaws of Subco in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

                  SECTION 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Subco at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Subco at the Effective Time shall be the officers of the Surviving Corporation.



                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF ABLE

                  Able represents and warrants to Bracknell and Subco that:

                  SECTION 4.01 Corporate Existence and Power. Able and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the Business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not have an Able Material Adverse Effect. For purposes of this Agreement, an "Able Material Adverse Change" or "Able Material Adverse Effect," means any change or effect, either individually or in the aggregate, that is or may be reasonably expected to be materially adverse to the Business, assets, liabilities, properties, financial condition or results of operations of Able or an Able Significant Subsidiary. For the purposes of this Agreement, an "Able Significant Subsidiary" means a Subsidiary of Able which individually accounted for 10% or more of the total revenues, net income, cash flows from operations or assets of Able and its Subsidiaries on a consolidated basis in either of Able's previous two fiscal years. Able has heretofore delivered to Bracknell true and complete copies of Able's articles of incorporation and bylaws as currently in effect.

                  SECTION 4.02 Corporate Authorization. Able has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have, except for any required approval by Able's stockholders in connection with the Merger, been duly authorized by all necessary corporate action on the part of Able. Able's Board of Directors has authorized Able to enter into this Agreement, has determined that this Agreement is in the best interests of Able and its stockholders and has recommended that Able's stockholders vote in favor of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Able and constitutes a valid and binding obligation of Able enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

                  SECTION 4.03 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or Permit from, any Governmental Authority is required by or with respect to Able or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Able or the consummation of the Merger or other transactions contemplated hereby, other than (i) compliance with the applicable requirements of the HSR Act and the Exchange Act, and (ii) the filing of a certificate of merger with the Secretary of State of the State of Florida, except where the failure of any action to be taken by any Governmental Authority or filing to be made would not have an Able Material Adverse Effect or prevent consummation of the Merger or the other transactions contemplated hereby.

                  SECTION 4.04 Non-Contravention. The execution and delivery of this Agreement by Able does not, and the consummation of the transactions contemplated hereby by Able will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on assets or property or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to any provision of the articles of incorporation or bylaws of Able or any of its Subsidiaries or, except as set forth on Schedule
4.04 hereto, or as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or Permits and filings or notifications referred to in Section 4.03 are duly and timely obtained or made, result in any Violation of any loan or credit agreement, note, mortgage, indenture, Lease, Benefit Arrangement or other agreement, obligation, instrument, Permit, concession, franchise, Order or Law applicable to Able or any of its Subsidiaries or their respective properties or assets, except for any Violations which would not have an Able Material Adverse Effect.

                  SECTION 4.05  Capitalization.

                  (a) The entire authorized capital stock of Able consists of (i) 25,000,000 shares of common stock, par value $.001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share, issuable in series ("Able Preferred Stock") (collectively, the "Able Authorized Capital Stock"). Of the Able Authorized Capital
         Stock: 16,374,504 Able Shares, 5,000 Series C Shares and 1,000 Series E Shares are validly issued and outstanding. Each of the aforesaid shares has been validly issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights. Able has also granted options to purchase 3,564,314 Able Shares (the "Able Stock Options") to the Persons (who are present or former officers, directors, employees or advisors), at the exercise prices and in the amounts listed on Schedule 4.05(a)(i), of which 2,435,000 were granted outside of Able's Stock Option Plan and 1,129,314 were granted under Able's Stock Option Plan. Able has also issued warrants and other options to purchase 1,929,505 Able Shares to other Persons, at the exercise prices and in amounts listed on Schedule 4.05(a)(ii). Except as set forth in Schedules 4.05(a)(i) and 4.05(a)(ii) hereto, no options, warrants or other rights to acquire, sell, or issue shares of capital stock of Able are outstanding, and except as disclosed in
         Schedule 4.05(a)(iii), between the date hereof and the Effective Time, no shares of capital stock of Able and no such options, warrants or rights will be issued. Except as set forth in Schedule 4.05(a)(iv), Able has not issued, granted or awarded any phantom stock, stock appreciation rights, or any similar instruments to any Person.

                  (b) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") that were issued by Able are outstanding. Except as set forth in this Section 4.05 and Schedule 4.05(b), there are outstanding (A) no shares of capital stock, Voting Debt or other voting securities of Able, (B) no securities of Able or any Subsidiary of Able convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Able or any Subsidiary of Able, and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements pursuant to which Able or any Subsidiary of Able is obligated to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Able or of any Subsidiary of Able or obligating Able or any Subsidiary of Able to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (c) Except as listed in Schedule 4.05(c), there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Able is a party or by which it is bound relating to the voting of any shares of the capital stock of Able which will limit in any way the granting of proxies by or on behalf of or from, or the casting of votes by, Able stockholders with respect to the Merger. There are no restrictions on the ability of Able to vote the stock of any of its Subsidiaries.

                  SECTION 4.06 Subsidiaries. Schedule 4.06(i) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of Able. The authorized and issued and outstanding shares of capital stock of each Subsidiary of Able are set forth on Schedule 4.06(ii). Except as set forth in
Schedule 4.06(iii), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Able is owned by Able, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                  SECTION 4.07 SEC Filings.

                  (a) Able has delivered to Bracknell (i) Able's annual report on Form 10-K for the fiscal year ended October 31, 1999 (amended May 26, 2000) (the "Able 10-K"), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended January 31, 2000 and April 30, 2000, as amended, (iii) its current reports on Form 8-K dated May 30, 2000, June 7, 2000 and July 20, 2000, (iv) its proxy or information statements relating to
         meetings of, or actions taken without a meeting by, the stockholders of Able held since April 1998, and (v) all of its other reports, statements, schedules and registration statements filed with the SEC since its initial public offering, including without limitation, the Registration Statement on Form S-1 (Registration Number 333-65991), as amended, and all materials incorporated therein by reference (the filings referred to in clauses (i) through (v) above and delivered to Bracknell prior to the date hereof being hereinafter referred to as the "Able SEC Filings").

                  (b) As of its filing date or with respect to any proxy statements, as of the date it was first mailed to Able stockholders, each such report or statement filed pursuant to the Exchange Act complied as to form in all material respects with the requirements of the Exchange Act, except as disclosed in Schedule 4.07(b), and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (c) Each such registration statement and any amendment thereto filed pursuant to the Securities Act of 1933, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act of 1933 and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  SECTION 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Able and its consolidated Subsidiaries included in the Able 10-K and the quarterly reports on Form 10-Q referred to in Section 4.07 fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Able and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which, individually or in the aggregate, would have an Able Material Adverse Effect).

                  SECTION 4.09 Proxy Statement/Prospectus; Registration Statement. None of the information supplied by Able for inclusion in (a) the proxy statement relating to the Able Stockholder Meeting (also constituting the prospectus in respect of the Bracknell Common Stock to be exchanged for Able Shares in the Merger) (the "Proxy Statement/Prospectus"), to be filed by Able and Bracknell with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form F-4 (the "Registration Statement") to be filed by Bracknell with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Able, at the time of the Able Stockholder Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All documents that Able is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable provisions of the Exchange Act, the Securities Act of 1933 and state securities Laws.

                  SECTION 4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10 since April 30, 2000, Able and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been:

                  (a) any event, occurrence or development or state of circumstances or facts, which affects or relates to Able or any of its Subsidiaries, which has had or would reasonably be expected to have an Able Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Able, or any repurchase, redemption or other acquisition by Able or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Able or any of its Subsidiaries;

                  (c) any amendment of any term of any outstanding security of Able or any of its Subsidiaries;

                  (d) any incurrence, assumption or guarantee by Able or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                  (e) any creation or assumption by Able or any of its Subsidiaries of any Lien (other than a Permitted Lien) on any material asset;

                  (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (g) any material amendment or termination of any Material Contract or Material Lease relating to the Business or any material capital expenditure;

                  (h) to Able's Knowledge, any claim or threatened claim against Able or one or more of its Subsidiaries in respect of a Material Contract where the liability of Able or one or more of its Subsidiaries exceeds, or could reasonably be expected to exceed, $1,000,000;

                  (i) any material destruction, damage or other loss to any of the assets of Able or any of its Subsidiaries that is not covered by insurance;

                  (j) any material sale, lease or other disposition of any of the assets of Able or any of its Subsidiaries, other than assets sold, leased or otherwise disposed of in the ordinary course of business consistent with past practice which would not, in the aggregate, have an Able Material Adverse Effect;

                  (k) any material purchase or lease of any assets by Able or any of its Subsidiaries, other than assets purchased or leased in the ordinary course of business consistent with past practice;

                  (l) any change in any method of accounting or accounting practice by Able or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Able;

                  (m) except for contractual obligations existing on the date hereof or disclosed on Schedule 4.10(m), any (i) grant of any severance or termination pay to any director, officer or employee of Able, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Able or any of its Subsidiaries except in the ordinary course of business consistent with past practice with persons who are not executive officers, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Able or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (v) acceleration of the exercisability or vesting of any options, as the case may be;

                  (n) any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Able or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at April 30, 2000 or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                  (o) any actual or, to Able's Knowledge, threatened dispute between Able or any of its Subsidiaries and any vendor or customer, other than disputes which would not have or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect;

                  (p) any actual or, to Able's Knowledge, threatened suspension or cancellation of any Permit, other than those the suspension or cancellation of which would not have or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect;

                  (q) any amendment to Able's articles of incorporation or bylaws;

                  (r) any change in any Law applicable to Able or any of its Subsidiaries, or in the interpretation or application thereof, which individually or in the aggregate has had or would reasonably be expected to have an Able Material Adverse Effect; or

                  (s) any agreement or commitment by Able or any of its Subsidiaries to take any action described in this Section 4.10.

                  SECTION 4.11 No Undisclosed Material Liabilities. Except as described in Schedule 4.11, there are no Liabilities of Able or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances which, individually or in the aggregate, have or would reasonably be expected to have an Able Material Adverse Effect, other than:

                  (a) Liabilities disclosed or provided for in Able's consolidated balance sheet dated as of April 30, 2000 included in Able's quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2000;

                  (b) Liabilities incurred in the ordinary course of business consistent with past practices since April 30, 2000, which in the aggregate are not material to Able or an Able Significant Subsidiary; and

                  (c)      Liabilities under this Agreement.

                  SECTION 4.12 Real Property.

                  (a) A complete and accurate list and description of all real property owned by Able or its Subsidiaries (other than Easements), in each case which is used or useful in the conduct of the Business, is set forth in Schedule 4.12(a) (the "Owned Real Property"). Able or one of its Subsidiaries has good, valid and marketable title in fee simple to each Owned Real Property free and clear of all Liens except Permitted Liens.

                  (b) A complete and accurate list and description of all the real property leased to Able or its Subsidiaries (other than Easements), in each case which is used or useful in the conduct of the Business (the "Leased Real Property"), is set forth in Schedule 4.12(b). Except as set forth on Schedule 4.12(b), all Material Leases are in writing and are valid, effective, binding and in full force and effect. There has been no material breach of, or default under, any Material Lease by Able or one of its Subsidiaries or, to Able's Knowledge, any other Person, which breach or default has not been cured or waived (and no event has occurred which, with due notice or lapse of time or both, may constitute a breach or default), and no party to any Material Lease has given Able or one of its Subsidiaries written notice or made a claim with respect to any breach or default under a Material Lease. A true and complete copy of each of the Material Leases, as amended to date, has been furnished to Bracknell. Able or one of its Subsidiaries is the lessee or sublessee under all Material Leases or has succeeded (or will succeed prior to the Closing
         Date) to the rights of the lessee under such Material Leases and owns the leasehold interest created pursuant to such Leases free and clear of all Liens except Permitted Liens. Able or one of its Subsidiaries validly occupies any improvements located on the Leased Real Property in accordance with the terms of the relevant Leases free and clear of all Liens except Permitted Liens. All consents required under the Material Leases in connection with the transactions contemplated by this Agreement have been, or as of the Closing Date will be, obtained and furnished in writing to Bracknell.

                  (c) A complete and accurate list and description of all easements, the beneficial interest of which is owned by Able or one of its Subsidiaries, in each case which is used or useful in the conduct of the Business is listed in Schedule 4.12(c) (the "Easements").
         Schedule 4.12(c) also lists, with respect to each Easement, all contracts or other agreements (collectively, the "Easement Contracts") pursuant to which Able or one of its Subsidiaries (i) acquired rights to the Easement, and/or (ii) granted rights to others to use or access any wires, cables, or other conduit located within the respective Easement areas. Able or one of its Subsidiaries has good, valid, and marketable title in and to each Easement free and clear of all Liens except Permitted Liens. Each Easement is valid, effective and binding and in full force and effect. There has been no material breach of any Easement or Easement Contract by Able or its Subsidiaries or, to Able's Knowledge, any other Person, which breach has not been cured or waived. A true and complete copy of each Easement Contract, as amended to date, has been furnished to Bracknell. Able or one of its Subsidiaries validly occupies and uses the Easements and any improvements located on the Easements in accordance with the terms of the Easement Contracts. All consents required under the Easements and Easement Contracts in connection with the transactions contemplated by this Agreement have been, or as of the Closing Date will be, obtained and furnished in writing to Bracknell.

                  (d) Schedules 4.12(a), 4.12(b) and 4.12(c) describe all real property owned or leased by Able or its Subsidiaries (the "Real Property"), and the nature of the interest of Able or its Subsidiaries in those properties. There is no real property (other than the Real Property) the use or possession of which is necessary for Able or its Subsidiaries to carry on the Business. Except as provided in Schedule 4.12(d), none of the Real Property is subject to a Lease, sublease, license or other agreement granting any Person any right to the use, occupancy or enjoyment thereof (or any portion thereof), except where such Lease, sublease, license or other agreement would not materially detract from the value of the applicable property, materially impair the present and continued use, operation or maintenance of the property subject thereto, or materially impair the operations of Able or one of its Subsidiaries.

                  (e) The buildings, driveways and all other structures and improvements upon the Real Property are all within the boundary lines of the applicable property or have the benefit of valid easements or other legal rights and there are no encroachments thereon that would materially affect the use thereof.

                  (f) All buildings, structures, improvements and fixtures owned, leased or used by Able or its Subsidiaries in the conduct of the Business conform in all material respects to all applicable building, zoning, health, safety, environmental and other Laws, regulations, codes and rules adopted by national and local associations and boards and insurance underwriters, and all such buildings, structures, improvements and fixtures and the electrical, plumbing, HVAC and other systems thereat are in good operating condition and repair. There are no outstanding requirements or recommendations by any insurance company which has issued a policy covering any such property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any material repairs or work to be done on any such property.

                  (g) Schedule 4.12(g) lists all policies of title insurance insuring the interest of Able and its Subsidiaries in the Real Property (the "Title Policies"). All of the Title Policies are in full force and effect and neither Able nor any of its Subsidiaries have taken or will take any action that would adversely affect the coverage afforded the insured thereunder. Able will provide copies of each of the Title Policies and any related surveys to Bracknell promptly after the date hereof. Able will cooperate with Bracknell to obtain any new policies or amendments or endorsements to the Title Policies as may reasonably be required by Bracknell.

                  SECTION 4.13 Personal Property.

                  (a) Subject to Permitted Liens, Able or its Subsidiaries have marketable and indefeasible title to all personal property owned by Able or its Subsidiaries and used in the conduct of the Business, other than (A) property that has been disposed of in the ordinary course of business, (B) property that has been disposed of in transactions disclosed to Bracknell in writing prior to the date hereof, and (C) Leased Personal Property.

                  (b) Schedule 4.13(b) lists all of the Material Leases of leased personal property used in the Business conducted by Able and its Subsidiaries (the "Leased Personal Property"). All such Material Leases of Leased Personal Property are valid and binding and in full force and effect. There has been no material breach of any such Material Lease by Able or its Subsidiaries or, to Able's knowledge, any other Person, which breach has not been cured or waived.

                  SECTION 4.14 Accounts Receivable. Except as set forth on
Schedule 4.14, all Accounts Receivable of Able and its Subsidiaries reflected on the balance sheet included in Able's Form 10-Q as of April 30, 2000 and all Accounts Receivable of Able and its Subsidiaries generated after April 30, 2000 that are reflected in the accounting records of Able and its Subsidiaries as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed or billed for in the ordinary course of business. All Accounts Receivable not paid prior to the Closing Date are current and collectible in the ordinary course of business, except to the extent reflected in the reserve for doubtful accounts in the financial statements include in Able's SEC Filings. The reserve for doubtful accounts reflected in the financial statements included in Able's SEC Filings has been determined consistent with past practices and in accordance with GAAP. Able and its Subsidiaries have good and valid title to the Accounts Receivable free and clear of all Liens except Permitted Liens.

                  SECTION 4.15 Contracts. Except for (i) purchase orders, invoices, confirmations and similar documents involving the purchase or sale of goods or services for less than $250,000 over a period of 12 months or less,
(ii) Leases, (iii) Benefit Arrangements, and (iv) contracts relating to intercompany obligations, Schedule 4.15(i) sets forth a list of all of the following contracts ("Material Contracts") (A) to which Able or any of its Subsidiaries is a party or (B) by which any of the assets of Able or any of its Subsidiaries are bound: (1) contracts pertaining to the borrowing of money; (2) contracts creating Liens; (3) contracts creating guarantees; (4) contracts relating to material employment or consulting services; (5) contracts relating to any single capital expenditure in excess of $250,000 or aggregate capital expenditures in excess of $500,000; (6) contracts for the purchase or sale of real property, any business or line of business or for any merger or consolidation; (7) joint venture or partnership agreements;
(8) contracts that individually require by their respective terms after the date hereof the payment or receipt of $250,000 or more; (9) any agreement involving derivatives, hedging or futures under which the obligations of Able or one of its Subsidiaries could reasonably be expected to exceed $250,000; (10) any contract that limits the freedom of Able or its Subsidiaries to compete in any line of business or to conduct business in any geographic location; or (11) any contract for the purchase or sale of all or substantially all of the assets or stock of any company or operating division. All Material Contracts are valid and binding and in full force and effect. Except as disclosed in Schedule 4.15(ii), there has been no material breach of any contract by Able or its Subsidiaries or, to Able's Knowledge, any other Person, which breach has not been cured or waived. Able will make available to Bracknell true and complete copies of the Material Contracts.

                  SECTION 4.16 Litigation. Except as set forth on Schedule 4.16, there is no Action by any Person or by or before any Governmental Authority that is pending or, to Able's Knowledge, threatened by, against or affecting Able or its Subsidiaries or any of their respective assets which would have or reasonably be expected to have an Able Material Adverse Effect. Except as set forth on Schedule 4.16, neither Able nor any of its Subsidiaries is subject to any Order that would have an Able Material Adverse Effect.

                  SECTION 4.17 Taxes. Except as set forth on Schedule 4.17(i), Able and its Subsidiaries have timely filed all Returns and reports required to be filed by them on or before the date hereof, or requests for extensions to file such Returns have been timely filed and granted and have not yet expired. All such Returns are complete and accurate. Able and its Subsidiaries have paid, or have set up an adequate reserve for the payment of, all Taxes due, whether or not shown as due, on such Returns and have properly withheld and paid over to the appropriate Governmental Authority all applicable withholding Taxes. The interim balance sheet contained in Able's Form 10-Q for its fiscal quarter ended April 30, 2000 contains an adequate reserve for all Taxes accrued by Able and its Subsidiaries through April 30, 2000. Except as set forth on Schedule 4.17(ii), no deficiencies for any Taxes have been asserted, proposed or otherwise settled or reserved against, Able has not received any notice of and has no reason to believe that any deficiency for any Taxes will be proposed or threatened, and no waivers of the time to assess any such Taxes are pending. There are no material Liens for Taxes (other than Permitted Liens for current Taxes not yet due and payable) on the assets of Able or any of its Subsidiaries. No election under Section 341(f) of the Code has been or will be made to treat Able or any of its Subsidiaries as a "consenting corporation" as defined in such
Section 341(f). Neither Able nor any of its Subsidiaries is a party to any agreement, contract or arrangement that has resulted or could result in any disallowance of a deduction for employee remuneration under Section 162(m) of the Code or that would result, separately or in the aggregate, in any payment (whether or not in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code. Except as set forth on Schedule 4.17(iii), neither Able nor any of its Subsidiaries has been a party to any deferred intercompany transaction pursuant to which it realized but did not recognize a gain, and no excess loss account exists with respect to the shares of stock of any member of the federal consolidated income tax group of which Able is the common parent. Neither Able nor any of its Subsidiaries is or has been a party to any Tax sharing agreement or has or could have any liability for Taxes pursuant to Section 1.1502-6 of the regulations promulgated pursuant to the Code for the Taxes of any Person other than a corporation that is currently a member of the federal consolidated income Tax group of which Able is the common parent. Able has no reason to believe that any of its net operating loss carryforwards, foreign Tax credit carryforwards or other similar Tax attributes would be reduced or disallowed by any taxing authority if its Returns for the years in which such Tax attributes were created were audited. Except as set forth on Schedule 4.17(iv), no audit of Able or any of its Subsidiaries by any taxing authority is currently pending or threatened, and no issues have been raised by any taxing authority in connection with any Returns of Able or any of its Subsidiaries.

                  SECTION 4.18  Tax Free Merger.

                  (a) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets, and at least 70 percent of the fair market value of the gross assets, held by Able prior to the Merger. For purposes of this representation, amounts used by Able to pay reorganization expenses and all redemptions, distributions and payments, in cash or property, made by Able in connection with the Merger shall be included as assets of Able prior to the Merger.

                  (b) Able has no plan or intention to issue additional shares of it stock that would result in Bracknell losing control of Able within the meaning of Section 368(c) of the Code. At the time of the Merger, Able will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in Able that, if exercised or converted, would affect Bracknell's acquisition or retention of such control.

                  (c) There is no intercorporate indebtedness existing between Bracknell and Able or between Subco and Able. Able is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. On the date of the Merger, the fair market value of the assets of Able will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject. Able is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (d) Able agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of
         Section 1.368-2(g) of the income Tax regulations promulgated under the Code. Able has not knowingly taken any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of
         Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless all parties hereto shall otherwise agree in writing, Able shall not knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
         Section 368(a) of the Code. Able shall cause one or more of its responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the Tax opinion described in Section 9.01(f).

                  SECTION 4.19  ERISA.

                  (a) "Employee Plans" shall mean each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by Able or any affiliate (as defined below) and covers any employee or former employee of Able or any affiliate or under which Able or any affiliate has any liability. Schedule 4.19(a) lists all Employee Plans. True and complete copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished to Bracknell. For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

                  (b) No Employee Plan individually or collectively constitutes a "defined benefit plan" as defined in Section 3(35) of ERISA.

                  (c) No Employee Plan constitutes a "multi-employer plan", as defined in Section 3(37) of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Employee Plan is subject to Title IV of ERISA. Neither Able nor any of its affiliates has incurred, nor has reason to expect to incur, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan previously covered by Title IV of ERISA.

                  (d) Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Able or any of its Subsidiaries or any officer or director of Able or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code that would have, or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect.

                  (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code, and each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, Orders, final rules and final regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

                  (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Able or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                  (g) "Benefit Arrangement" shall mean each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonus, profit-sharing, or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation with the exception of the stock options disclosed in Schedule 4.05(a)(i) or Schedule 4.05(a)(ii), supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, health or medical insurance or other benefits) which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Able or any of its affiliates, and (iii) covers any employee or former employee of Able or any of its affiliates. Copies or descriptions of the Benefit Arrangements have been furnished to Bracknell. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Benefit Arrangement.

                  (h) Except as disclosed in Schedule 4.19(h), the transactions contemplated hereby will not result in any liability for severance pay to any employee or accelerate the exercisability, vesting or payment of any options, warrants, stock appreciation rights, phantom stock awards or any similar instruments, as the case may be, nor will any employee be entitled to any payment solely by reason of such transactions.

                  (i) All contributions required to be made to trusts in connection with any Employee Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) have been made in a timely manner in compliance with applicable law and regulations;

                  (j) Other than claims in the ordinary course for benefits with respect to the Employee Plans or Benefit Arrangements, there are no Actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Employee Plan or Benefit Arrangement, or any circumstances which might give rise to any such Action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

                  (k)      Except as disclosed in paragraphs (2) and (3) of
         Schedule 4.17(i), all reports, returns and similar documents with respect to the Employee Plans or Benefit Arrangements required to be filed with any governmental agency have been so filed by the due date for such filings;

                  (l) Able has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA. Able has complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder.

                  (m) Except as disclosed in writing to Bracknell prior to the date hereof and subject to the provisions of Section 4.10(l), there has been no amendment to, written interpretation or announcement (whether or not written) by Able or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which in the aggregate would increase the per employee expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred on a per employee basis in respect thereof for the six months ended on April 30, 2000 except to the extent, with respect to all employees, as would not have, or reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect.

                  SECTION 4.20 Environmental Matters. Except as set forth in
Schedule 4.20, and to the best of Able's Knowledge, (a) Able and its Subsidiaries have obtained and maintain all Material Environmental Permits necessary operate their Business; (b) Able and its Subsidiaries are and at all times have been in material compliance with, and have not been and are not in violation of or liable under, any Environmental Permit or any Environmental Law;
(c) there are no past, pending, or threatened Environmental Claims against Able or its Subsidiaries in connection with the Business or any Site; (d) no Releases of Hazardous Materials have occurred at, from, in, to, on or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against Able or its Subsidiaries; (e) neither Able, its Subsidiaries, their predecessors have generated, recycled, discharged or released any Hazardous Material, or transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any off-Site location, which is reasonably likely to result in an Environmental Claim against Able or its Subsidiaries; (f) no Site or any property to which Able or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material, is a current or proposed Environmental Cleanup Site; (g) there are no Liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances or conditions that could restrict or encumber, or result in the imposition of use restrictions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any Site currently owned or operated by Able or its Subsidiaries; (h) there are no underground storage tanks, active or abandoned, polychlorinated biphenyl containing equipment, or asbestos or asbestos-containing materials at any Site; and (i) Able and its Subsidiaries have provided Bracknell with all audits, assessments, reports, reviews and investigations relating to Able and each of its Subsidiaries, whether prepared internally or by external consultants, relating to the existence or management of any issues or circumstances relevant to the Environment, including without limitation any such documentation relating to any Site.

                  SECTION 4.21 Intellectual Property. Able and its Subsidiaries own sufficient right, title and interest in and to, or have valid licenses of sufficient scope and duration for, all patents, patent rights, copyrights, trademarks, service marks, trade names, software, trade secrets, confidential information and other Intellectual Property material to the operation of the Business as currently conducted or proposed to be conducted (the "Intellectual Property Assets"). The Intellectual Property Assets are free and clear of all Liens which would materially impair the ability of Able or its Subsidiaries to use the Intellectual Property Assets in the Business currently conducted or proposed to be conducted. Able has granted no third party any rights in and to the Intellectual Property Assets except for rights which would not have an Able Material Adverse

Effect. Except as set forth on Schedule 4.21, none of the Intellectual Property Assets owned or licensed by Able or its Subsidiaries infringes upon or conflicts with, or to Able's Knowledge, is alleged to infringe upon or conflict with, the Intellectual Property rights of any third party, which infringement or alleged infringement could have an Able Material Adverse Effect.

                  SECTION 4.22 Employees. Schedule 4.22 sets forth each collective bargaining or other labor union agreement applicable to any employees of Able or any of its Subsidiaries ("Able Employees"). No material work stoppage or material labor dispute against Able or any of its Subsidiaries in connection with the Business is pending or, to Able's Knowledge, threatened and, to Able's Knowledge, except as set forth on Schedule 4.22, there is no related organizational activity by any Able Employees. Neither Able nor any of its Subsidiaries has, except as set forth on Schedule 4.22, received any written notice of any unfair labor practice in connection with the Business, and no such complaints are pending before the National Labor Relations Board or other similar Governmental Authority.

                  SECTION 4.23 Intercompany Agreements. Schedule 4.23 lists each and every contract between Able and any of its stockholders or, to Able's Knowledge, any Affiliate of Able and any of its stockholders which is currently in effect.

                  SECTION 4.24 Certain Payments. Neither Able, nor any of its Subsidiaries, directors, officers, agents, or employees, or any other Person associated with or acting for or on behalf of Able or any of its Subsidiaries, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment or for business secured, or (C) to obtain special concessions or for special concessions already obtained for or in respect of Able or any of its Subsidiaries, or (ii) established or maintained any fund or asset that has not been appropriately recorded in the books and records of Able or its Subsidiaries, which in the case of either clause (i) or (ii) would be in violation of Law.

                  SECTION 4.25 Customers and Suppliers. Since October 31, 1999, there has been no termination (except by completion of performance) or cancellation of, and no material modification or change in, any Material Contract with (i) any customer or group of related customers which singly or, in the aggregate, provided more than 2% of the consolidated gross revenues of Able and its Subsidiaries for the fiscal year ended October 31, 1999, or (ii) any suppliers to Able or its Subsidiaries which singly or in the aggregate constituted more than 2% of the consolidated cost of services for such fiscal year.

                  SECTION 4.26 Canadian Competition Act. The aggregate value of the assets in Canada of Able and its Subsidiaries, determined in accordance with the Competition Act (Canada), does not exceed $35 million Canadian Dollars. The aggregate gross annual revenues from sales in or from Canada generated by those assets, determined in accordance with the Competition Act (Canada), does not exceed $35 million in Canadian Dollars.

                  SECTION 4.27 Rights Plan. To Able's Knowledge, none of Able's stockholders are acting jointly or in concert with each other or have any agreement, arrangement, commitment or understanding (whether formal or informal and whether or not in writing) with any other Able stockholder or with any other Person acting jointly or in concert with any other Able stockholder for the purpose of acquiring Bracknell Common Stock pursuant to the Merger. For the purpose hereof, the phrase "jointly or in concert" shall be interpreted consistent with Section 91 of the Securities Act (Ontario).

                  SECTION 4.28 Compliance With Other Applicable Laws. Able and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate the properties and assets of Able and its Subsidiaries and to carry on the Business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that have not had an Able Material Adverse Effect. Able and its Subsidiaries are in compliance with all Other Applicable Law, except where failure to so comply would not reasonably be expected to have an Able Material Adverse Effect. Except as set forth in Schedule 4.28, no investigation or review by any Governmental Authority with respect to Able or any of its Subsidiaries is pending or to Able's Knowledge, threatened.

                  SECTION 4.29 Insurance. Able and each of its Subsidiaries maintains insurance with responsible and reputable insurers in such amounts and covering such risks and with such deductibles as are generally maintained by like businesses, the failure of which to maintain would or would have reasonably be expected to have an Able Material Adverse Effect. The coverage under each such policy is in full force and effect and Able and each of its Subsidiaries is in good standing under such policies, unless the lack of such coverage or good standing would not have or would not reasonably be expected to have an Able Material Adverse Effect. Neither Able nor any of its Subsidiaries has received notice of, or has any knowledge of, any fact, condition or circumstance which might reasonably form the basis of any claim against Able or any of its Subsidiaries which is not fully covered by insurance (subject to deductibles) maintained by any of them unless such fact, condition or circumstance could not reasonably be expected to have an Able Material Adverse Effect.

                  SECTION 4.30 Bonds. Schedule 4.30 lists all surety bonds (including, without limitation, performance bonds, bid bonds, payment bonds, labor and materials bonds, lien bonds, warranty bonds, maintenance bonds and any replacement bonds) with respect to which Able or any of its Subsidiaries has liability or indemnification obligations for an amount greater than $250,000.

                  SECTION 4.31. Bankruptcy and Insolvency Proceedings. No proceeding (including a private proceeding) has been commenced by or against Able or a Subsidiary of Able (i) seeking to adjudicate it bankrupt or insolvent;
(ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any Law relating to bankruptcy, insolvency, reorganization, or compromise of debts or other similar Laws (including, without limitation, any case under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any similar proceeding under applicable state Law); or (iii) seeking appointment of a receiver, trustee, agent or custodian or other similar official for it or for any substantial part of its properties and assets.

                  SECTION 4.32 Broker's Fees. Except as disclosed on Schedule 4.32, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Able, any of its stockholders or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                  SECTION 4.33 Vote Required. Except as contemplated by this Agreement, the affirmative vote of the holders of a majority of the outstanding Able Shares and Series E Shares, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding Series C Shares, voting as a separate class, at the Able Stockholder Meeting, are the only votes of the holders of any classes or series of Able's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  SECTION 4.34 Opinion of Financial Advisor. Able has received from a qualified financial advisor, a verbal opinion to the effect that, as of the date hereof, the Conversion Number is fair to Able's Stockholders from a financial point of view.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF BRACKNELL AND SUBCO

                  Bracknell and Subco, jointly and severally, represent and warrant to Able that:

                  SECTION 5.01 Corporate Existence and Power. Bracknell and each of its Subsidiaries (including Subco) is a corporation duly organized, validly existing and in good standing under the laws of its province or other jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Bracknell Material Adverse Effect. For purposes of this Agreement, a "Bracknell Material Adverse Change" or "Bracknell Material Adverse Effect" means any change or effect, either individually or in the aggregate, that is or may be reasonably expected to be materially adverse to the Business, assets, liabilities, properties, financial condition or results of operations of Bracknell and its Subsidiaries taken as a whole.

                  SECTION 5.02 Corporate Authorization. Bracknell and Subco have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bracknell and Subco, other than the approval of Bracknell's stockholders, if required by regulatory authorities or under applicable Law. This Agreement has been duly executed and delivered by Bracknell and Subco and constitutes a valid and binding obligation of Bracknell and Subco enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

                  SECTION 5.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from any Governmental Authority is required by or with respect to Bracknell or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Bracknell or the consummation of the Merger or the other transactions contemplated hereby, other than (i) compliance with the applicable requirements of the HSR Act, the Exchange Act and the Securities Act of 1933, (ii) the filing of the certificate of merger with the Secretary of State of the State of Florida, and (iii) the filing with, and approval by, the TSE of the conditional listing application and satisfaction of the conditions contained therein, except where the failure of any action to be taken by any Governmental Authority or any filing to be made would not have a Bracknell Material Adverse Effect or prevent consummation of the Merger or the other transactions contemplated hereby.

                  SECTION 5.04 Non-Contravention. The execution and delivery of this Agreement by Bracknell and Subco does not, and the consummation of the transactions contemplated hereby by Bracknell and Subco will not result in any Violation pursuant to any provision of the certificate or articles of incorporation or bylaws of Bracknell or any of its Subsidiaries or, except as set forth on Schedule 5.04, or as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.04 are duly and timely obtained or made, result in any Violation of any loan or credit agreement, note, mortgage, indenture, Lease, Benefit Arrangement or other agreement, obligation, instrument, Permit, concession, franchise, Order, or Law, applicable to Bracknell or any of its Subsidiaries or their respective properties or assets, except for any Violations which would not have a Bracknell Material Adverse Effect.

                  SECTION 5.05  Capitalization.

                  (a) The entire authorized capital stock of Bracknell consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series (collectively the "Authorized Bracknell Capital Stock"). Of the Authorized Bracknell Capital Stock: 40,731,148 shares of Bracknell Common Stock and 0 preferred shares are validly issued and outstanding (as of November 14, 2000). Bracknell has granted options to purchase 4,185,594 shares of Bracknell Common Stock within the reserves of Bracknell's stock option plan at a weighted average exercise price of $5.36 in Canadian dollars per share and has granted options to purchase 610,000 shares of Bracknell Common Stock outside the reserves of Bracknell's stock option plan (subject to the approval of Bracknell's stockholders to increase the reserves under the plan) at a weighted average exercise price of $7.52 in Canadian dollars per share (collectively, the "Bracknell Stock Options"). Bracknell has also issued warrants to purchase 385,824 shares of Bracknell Common Stock at an exercise price of $4.25 per share. Each of the aforesaid outstanding shares has been validly issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights. Except as set forth on Schedule 5.05(a), no options, warrants or other rights to acquire, sell or issue shares of capital stock of Bracknell are outstanding, and between the date hereof and the Effective Time, (i) no shares of capital stock of Bracknell and no such options, warrants or rights will be issued, and
         (ii) none of such options shall vest or become exercisable as a result of the Merger or change in ownership of Bracknell Common Stock or change in composition of the Bracknell Board of Directors. At the Effective Time, the holders of Able Shares and Series E Shares will receive good and valid title to the shares of Bracknell Common Stock (constituting the "Merger Consideration"), free and clear of all Liens and with no proxies or restrictions on the voting or other rights pertaining thereto.

                  (b) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Bracknell may vote ("Bracknell Voting Debt") were issued or outstanding. Except as set forth on Schedule 5.05(b), all outstanding shares of capital stock or other ownership interests of the Subsidiaries of Bracknell are owned by Bracknell or a direct or indirect wholly owned Subsidiary of Bracknell, free and clear of all Liens. Except as set forth in this
         Section 5.05, there are outstanding (i) no shares of capital stock, Bracknell Voting Debt or other voting securities of Bracknell, (ii) no securities of Bracknell or any Subsidiary of Bracknell convertible into or exchangeable for shares of capital stock, Bracknell Voting Debt or other voting securities of Bracknell or any Subsidiary of Bracknell, or
         (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Bracknell or any Subsidiary of Bracknell is a party or by which it is bound obligating Bracknell or any Subsidiary of Bracknell to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Bracknell Voting Debt or other voting securities of Bracknell or any Subsidiary of Bracknell or obligating Bracknell or any Subsidiary of Bracknell to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 5.05(b), there are no restrictions on the ability of Bracknell to vote the stock of any of its Subsidiaries.

                  SECTION 5.06 Canadian Securities Law and Bracknell Financial Statements

                  (a) Bracknell is a reporting issuer under the Securities Act (Ontario), is not on the list of defaulting reporting issuers maintained under such Act, and will deliver to Able after the date hereof a true and complete copy of each quarterly, annual or other form, report, filing or document filed by Bracknell with the Governmental Authorities under the Securities Act (Ontario), or under the rules, policies, listing agreements or other requirements of the TSE or any other stock exchange on which any of Bracknell's securities are listed and posted for trading ("Exchange Filing Requirements"), since November 1, 1995, which are all the forms, reports, filings or documents (other than preliminary material) that Bracknell was required to file with the Governmental Authorities under the Securities Act (Ontario), or pursuant to Exchange Filing Requirements, since November 1, 1995. Bracknell will deliver to Able after the date hereof, a true and complete copy of each quarterly, annual or other report or filing filed by Bracknell with the Governmental Authorities under the Securities Act (Ontario), or Exchange Filing Requirements, subsequent to the date of this Agreement and prior to the Closing Date. All of such forms, reports, filings or documents filed prior to the date of this Agreement are hereinafter referred to as the "Bracknell Disclosure Documents." Bracknell has not filed any confidential material change reports still maintained on a confidential basis. Bracknell is in compliance in all material respects with applicable securities Laws of Ontario and other applicable jurisdictions. Except with respect to the Merger, Bracknell is not required to file any form, report, filing or other documents with the SEC.

                  (b) As of their respective filing dates, the Bracknell Disclosure Documents complied in all material respects with the requirements of the Securities Act (Ontario), other applicable Law, and Exchange Filing Requirements. As of their respective filing dates, none of the Bracknell Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) As of their respective filing dates, the financial statements of Bracknell and its consolidated Subsidiaries included in the Bracknell Disclosure Documents complied as to form in all material respects with the Securities Act (Ontario) and the rules and regulations of the Governmental Authorities under the Securities Act (Ontario) with respect thereto, were prepared in accordance with Canadian GAAP (except as disclosed in the notes to such financial statements) and fairly present in accordance with applicable requirements of Canadian GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments on a basis comparable with past periods, the effect of which will not, individually or in the aggregate, have a Bracknell Material Adverse Effect) the consolidated financial position of Bracknell and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Bracknell and its consolidated Subsidiaries for the periods presented therein.

                  SECTION 5.07 Proxy Statement/Prospectus; Registration Statement. None of the information supplied by Bracknell for inclusion in (a) the Proxy Statement/ Prospectus to be filed by Able and Bracknell with the SEC and any amendments or supplements thereto or (b) the Registration Statement to be filed by Bracknell with the SEC and any amendments or supplements thereto, will, at the respective times when such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Able, at the time of the Able Stockholder Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All documents that Bracknell is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable provisions of the Exchange Act, the Securities Act of 1933 and state securities Laws.

                  SECTION 5.08 No Undisclosed Material Liabilities. Except as set forth in Schedule 5.08, there are no Liabilities of Bracknell or any of its Subsidiaries and there is no existing condition, situation or set of circumstances which, individually or in the aggregate, have or would reasonably be expected to have a Bracknell Material Adverse Effect, other than:

                  (a) Liabilities disclosed or provided for in Bracknell's unaudited consolidated balance sheet contained in Bracknell's Second Quarter Interim Report for the three months ended April 30, 2000;

                  (b) Liabilities incurred in the ordinary course of business consistent with past practices since April 30, 2000, which in the aggregate are not material to Bracknell or its Subsidiaries taken as a whole; and

                  (c)      Liabilities under this Agreement.

                  SECTION 5.09 Absence of Certain Changes. Except as set forth on Schedule 5.09 or as described in any of the Bracknell Disclosure Documents, since, April 30, 2000, Bracknell and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been:

                  (a) any event, occurrence or development or state of circumstances or facts, which affects or relates to Bracknell, its Subsidiaries or the industries in which any of them operate, which has had or would reasonably be expected to have a Bracknell Material Adverse Effect;

                  (b) any material amendment or termination of any material contact or material Lease relating to the Business other than in the ordinary course of business and which would, in the aggregate, not have a Bracknell Material Adverse Effect;

                  (c) any material destruction, damage or other loss to any of the assets of Bracknell or any of its Subsidiaries that is not covered by insurance and which would not, in the aggregate, have a Bracknell Material Adverse Effect;

                  (d) any material sale, lease or other disposition of any of the assets of Bracknell or any of its Subsidiaries, other than assets sold, leased or otherwise disposed of in the ordinary course of business consistent with past practice and which would not, in the aggregate, have a Bracknell Material Adverse Effect;

                  (e) any material purchase or lease of any assets by Bracknell or any of its Subsidiaries, other than assets purchased or leased in the ordinary course of business consistent with past practice which would not, in the aggregate, have a Bracknell Material Adverse Effect;

                  (f) any material increase in the compensation payable to any of the employees of Bracknell or any of its Subsidiaries, except for increases in the ordinary course of business and consistent with past practice and which would, in the aggregate, not have a Bracknell Material Adverse Effect; or

                  (g) any agreement or commitment by Bracknell or any of its Subsidiaries to take any action described in this Section 5.09.

                  SECTION 5.10 Litigation. Except as set forth on Schedule 5.10 there is no Action by any Person or by or before any Governmental Authority that is pending or, to Bracknell's Knowledge, threatened by, against or affecting Bracknell or its Subsidiaries or any of their respective assets that would have a Bracknell Material Adverse Effect. Except as set forth on Schedule 5.10, neither Bracknell nor any of its Subsidiaries is subject to any Order that would have a Bracknell Material Adverse Effect.

                  SECTION 5.11 Taxes. Except as set forth on Schedule 5.11(i), Bracknell and its Subsidiaries have timely filed all Returns required to be filed by them on or before the date hereof, except where failure to timely file would not have a Bracknell Material Adverse Effect. All such Returns are complete and accurate except where the failure to be complete or accurate would not have a Bracknell Material Adverse Effect. Bracknell and its Subsidiaries have paid, or have set up an adequate reserve for the payment of, all Taxes shown as due on such Returns, except where the failure to do so would not have a Bracknell Material Adverse Effect. Bracknell's Second Quarter Interim Report for the three months ended April 30, 2000 contains an adequate reserve for all Taxes accrued by Bracknell and its Subsidiaries through April 30, 2000. Except as set forth on Schedule 5.11(ii), no deficiencies for any Taxes have been asserted, proposed or assessed against Bracknell or its Subsidiaries in writing that have not been paid or otherwise settled or reserved against, except for deficiencies the assertion, proposing or assessment of which would not have a Bracknell Material Adverse Effect, and no waivers of the time to assess any such Taxes are pending (other than for current Taxes not yet due and payable) on the assets of Bracknell or any of its Subsidiaries.

                  SECTION 5.12  Tax Free Merger.

                  (a) Following the Merger, and as a result thereof, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Subco prior to the Merger (excluding the Merger Consideration).

                  (b) Bracknell will acquire Able stock solely in exchange for Bracknell voting stock, and in the Merger, shares of Able stock representing control of Able, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Bracknell.

                  (c) Subco will have no liabilities assumed by the Surviving Corporation, and will not transfer to the Surviving Corporation in the Merger any assets subject to liabilities.

                  (d) There is no intercorporate indebtedness existing between Bracknell and Able or between Subco and Able. Bracknell does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Able.

                  (e) Neither Bracknell nor Subco is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (f) Prior to the Merger, Bracknell will be in control of Subco within the meaning of Section 368(c) of the Code.

         (g) Bracknell has no plan or intention as part of the plan of the Merger to cause the Surviving Corporation to issue after the Effective Time additional shares of stock that would result in Bracknell losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code, or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Surviving Corporation that, if exercised or converted, would affect Bracknell's acquisition or retention of control of the Surviving Corporation, as defined in Section 368(c) of the Code.

         (h) Bracknell has no plan or intention to reacquire any of the Bracknell Common Stock issued in the Merger.

         (i) Bracknell has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation or to sell or otherwise dispose of the Surviving Corporation stock except for transfers of stock to a corporation controlled by Bracknell.

         (j) Bracknell will cause the Surviving Corporation to attach to a timely filed U.S. income Tax Return for the taxable year in which the Merger occurs the statement required by Section 1.367(a)-3(c)(6) of the Treasury regulations issued under Section 367(a) of the Code.

         (k) Following the Merger, the Surviving Corporation will continue Able's historic business or use a significant portion of its historic business assets in a business.

         (l) Bracknell agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. Neither Bracknell nor Subco has knowingly taken any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless all parties hereto shall otherwise agree in writing, neither Bracknell nor Subco shall knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
     Section 368(a) of the Code. Bracknell shall cause one or more of its responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the tax opinion described in Section 9.01(f).

         (m) Following the Effective Time, Bracknell shall use its commercially reasonable best efforts, and shall cause the Surviving Corporation to use its commercially reasonable best efforts, to conduct its business and the Surviving Corporation's business in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of
     Section 368(a) of the Code.

                  SECTION 5.13 Compliance With Other Applicable Laws. Bracknell and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate the properties and assets of Bracknell and its Subsidiaries and to carry on the Business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that have not had a Bracknell Material Adverse Effect. Bracknell and its Subsidiaries are in compliance with all Other Applicable Law, except where failure to so comply would not have a Bracknell Material Adverse Effect. Except as set forth in Schedule 5.13, no investigation or review by any Governmental Authority with respect to Bracknell or any of its Subsidiaries is pending, or to Bracknell's Knowledge, threatened.

                  SECTION 5.14 Brokers. Except as disclosed in Schedule 5.14, no Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Bracknell or any of its Subsidiaries.

                  SECTION 5.15 Certain Payments. Excluding any matters that have been resolved, to Bracknell's Knowledge, neither Bracknell, nor any of its Subsidiaries, directors, officers, agents, employees, or any other Person associated with or acting for or on behalf of Bracknell or any of its Subsidiaries, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment in securing business, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of Bracknell or any of its Subsidiaries, or (ii) established or maintained any fund or asset that has not been appropriately recorded in the books or records of Bracknell or its Subsidiaries, which in the case of either clause (i) or (ii) would be in violation of Law.

                  SECTION 5.16 Interim Operations of Subco. Subco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  SECTION 5.17 Authorization for Bracknell Common Stock. Prior to the Closing Date, Bracknell will have taken all necessary action to permit it to issue the number of shares of Bracknell Common Stock to be issued pursuant to the terms of this Agreement. Shares of Bracknell Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. Such shares of Bracknell Common Stock will be conditionally listed on the TSE.

                                   ARTICLE VI

                                COVENANTS OF ABLE

                  Able agrees that:

                  SECTION 6.01 Conduct of Able. Except as expressly contemplated by this Agreement or as disclosed in writing by Able prior to the date of this Agreement, from the date hereof until the Effective Time, Able and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Except as otherwise approved in writing by Bracknell or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) Able will not adopt or propose any change in its articles of incorporation or bylaws;

                  (b) Able will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person (other than another wholly owned Subsidiary) or acquire a material amount of stock or assets of any other Person;

                  (c) Able will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice, or (iii) transfers between Able and/or its Subsidiaries;

                  (d) Able will not declare or pay any dividends or make any distributions on its issued and outstanding capital stock;

                  (e) except as set forth in Schedule 6.01(e), Able will not, and will not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Able Securities or Able Subsidiary Securities, (ii) split, combine or reclassify any Able Securities or Able Subsidiary Securities or (iii) except as required or permitted by this Agreement, repurchase, redeem or otherwise acquire any Able Securities or, any Able Subsidiary Securities;

                  (f) except as otherwise expressly permitted hereby, Able will not make any commitment or enter into any contract or agreement material to Able and its Significant Subsidiaries except in the ordinary course of business consistent with past practice;

                  (g) Able will not, and will not permit any of its Subsidiaries to, incur, assume or guarantee any further indebtedness (i) in an amount equal to or less than $250,000 other than in the ordinary course of business consistent with past practice and unless Able notifies Bracknell promptly after any such obligation arises, or (ii) in an amount greater than $250,000 (in any one transaction or a series of related transactions);

                  (h) Able will not, and will not permit any of its Subsidiaries to, take or agree to or commit to take any action that would make any representation and warranty of Able hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

                  (i) Able will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                  SECTION 6.02 Stockholder Meeting. Able shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable, but in no event later than December 31, 2000 (the "Able Stockholder Meeting"), for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and any other item of business required by or consented to in writing by Bracknell acting reasonably. The directors of Able shall, unless otherwise required in accordance with their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by Able's stockholders. In connection with such meeting, Able will, subject to the foregoing and Section 6.04, use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of the matters referred to above in this Section
6.02 and such other matters as are required by the Florida General Corporation Law, and will otherwise comply with all legal requirements applicable to such meetings.

                  SECTION 6.03 Access to Information. From the date hereof until the Effective Time, Able will give Bracknell, its counsel, financial advisors, environmental consultants, auditors and other authorized representatives access to the offices, properties, books and records of Able and its Subsidiaries, will furnish to Bracknell, its counsel, financial advisors, environmental consultants, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Able's employees, counsel and financial advisors to cooperate with Bracknell in its investigation of the business of Able and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Able to Bracknell hereunder; and further provided that, such access is at normal business hours and does not materially interfere with the conduct of Able's Business.

                  SECTION 6.04 Other Offers.

                  (a) Able will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, Able or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this
         Section 6.04(a) shall prohibit the Able Board of Directors from furnishing any information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide

         Acquisition Proposal if, and only to the extent that (A) the Able Stockholder Meeting shall not have occurred, (B) the Able Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Able's stockholders under applicable Law, as such duties would exist in the absence of any limitation in this Agreement, (C) the Able Board of Directors determines in good faith that such Acquisition Proposal is reasonably likely to lead to a transaction that, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with its financial advisor and after taking into account the strategic benefits to be derived from the Merger and the long-term prospects of Bracknell and its Subsidiaries, based on the information available to the Able Board of Directors at the time, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Able's stockholders than the Merger (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (D) prior to taking such action, Able
         (x) provides reasonable notice to Bracknell to the effect that it is taking such action and (y) receives from the Person submitting such Acquisition Proposal an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Term Sheet between Bracknell and WorldCom and Able. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Able or any of its
         Subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transactions;
         (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Able and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding Able Shares or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or
         (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) Able shall notify Bracknell of any Acquisition Proposal (including, the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall thereafter inform Bracknell on a prompt basis of the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Bracknell a copy of any information delivered to such Person which has not previously been reviewed by Bracknell.

                  (c) Able has ceased and terminated, and has caused its Subsidiaries and Affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to cease and terminate, any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal. Able shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 6.04(a) of the obligations undertaken in this
         Section 6.04.

                  (d) The Able Board of Directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Bracknell, its approval or recommendation of the Merger unless the Able Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to Able's stockholders under applicable Law; provided, however, that the Able Board of Directors may not approve or recommend an Acquisition Proposal (and in connection therewith, withdraw or modify its approval or recommendation of the Merger) unless such an Acquisition Proposal is a Superior Proposal (and Able shall have first complied with its obligations set forth in Section 10.02 and the time referred to in the last sentence of Section 10.02 has expired) and unless it shall have first consulted with outside legal counsel, and have determined that the failure to take such action would be inconsistent with its fiduciary duties to Able's stockholders.

                  (e) Nothing contained in this Section 6.04 shall prohibit Able from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Able's stockholders which, in the good faith reasonable judgment of the Able Board of Directors, after consultation with outside legal counsel, is required under applicable Law; provided, however, that except as otherwise permitted in this
         Section 6.04, Able does not withdraw or modify, or propose to withdraw or modify, its position in respect of the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

                  (f) Notwithstanding anything contained in this Agreement to the contrary, any action by the Able Board of Directors permitted by, and taken in accordance with, this Section 6.04 shall not constitute a breach of this Agreement by Able. Nothing in this Section 6.04 shall
         (i) permit Able to terminate this Agreement (except as provided in Article X hereof) or (ii) affect any other obligations of Able under this Agreement.

                  SECTION 6.05 Notice of Certain Events. Able shall promptly notify Bracknell in writing of:

                        (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement;

                        (ii) any notice or other communication from any Governmental Authority or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                        (iii) any Actions, suits, claims, investigations or
                  proceedings commenced or, to Able's Knowledge threatened against, relating to or involving or otherwise affecting Able or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or
                  Section 6.17 or which relate to the consummation of the transactions contemplated by this Agreement.

                  SECTION 6.06 Affiliates. To ensure that the issuance of Bracknell Common Stock in the Merger complies with the Securities Act of 1933, prior to the Effective Time, Able shall cause to be delivered to Bracknell a list identifying each Person who might at the time of the Able Stockholder Meeting be deemed to be an "affiliate" of Able for purposes of Rule 145 under the Securities Act of 1933 (each, a "Securities Act Affiliate"). Able shall use its commercially reasonable best efforts to obtain from each Person who is identified as a possible Securities Act Affiliate prior to the Effective Time an agreement (a "Securities Act Affiliate Agreement") providing that such person
(i) has not made and will not make any disposition of Able Shares in the 30 day period prior to the Effective Time and (ii) will not offer to sell, or otherwise dispose of any Bracknell Common Stock issued to such person in the Merger in violation of the Securities Act of 1933.

                  SECTION 6.07 Litigation. Able shall use its commercially reasonable best efforts to resolve all Material Litigation as reasonably directed by Bracknell.

                  SECTION 6.08 Officers. Able shall use its commercially reasonable best efforts to cause the officers and employees of Able and its Subsidiaries identified in writing by Bracknell after the date hereof to enter into, as applicable, (i) severance agreements on economic terms which are substantially similar to the severance entitlements those officers and employees have under their existing employment contracts with Able or its Subsidiaries, and (ii) retention agreements which are reasonably satisfactory to Bracknell.

                  SECTION 6.09 Certain Rights to Acquire Able Shares. Able shall use its commercially reasonable best efforts to cause the holders of all outstanding rights to acquire Able Shares set forth on Schedule 2.02(j), to consent, if necessary, to the conversion of those rights in the manner set forth in Section 2.02(j). Able shall use its commercially reasonable best efforts to cause the former stockholders of GEC, SASCO and SES set forth in Schedule 6.09 to consent to accept Bracknell Common Stock in lieu of any rights they may have had to receive Able Shares on terms and conditions reasonably satisfactory to Bracknell.

                  SECTION 6.10 Bracknell Option. Able shall take all necessary action to cause an increase in the authorized number of Able Shares and the reservation of a sufficient number of authorized and unissued Able Shares to permit the issuance to Bracknell of that number of Able Shares that Bracknell is entitled to acquire at any time upon the exercise of the option in the form of Exhibit B which was granted to Bracknell as of the date hereof (the "Bracknell Option"). Able shall not take any action which would prevent the exercise of the Bracknell Option or the issuance of the number of Able Shares that Bracknell is entitled to acquire upon the exercise of the Bracknell Option at any time.

                  SECTION 6.11 Employee Stock Options. Able shall use its commercially reasonable best efforts to cause the directors and officers of Able and its Subsidiaries listed on

Schedule 4.05(a)(i)(2) to consent to the conversion of the Able Stock Options as provided for in Section 7.08.

                  SECTION 6.12 Support Agreements. Able shall use its commercially reasonable best efforts to (i) cause the Series C Stockholders to enter into support agreement in the form attached as Exhibit C and (ii) cause Gideon Taylor and Frazier Gaines to enter into the support agreements in the form attached as Exhibit E.

                  SECTION 6.13 Sale of Businesses. Able shall use its commercially reasonable best efforts to cooperate with Bracknell to facilitate transactions, if available, involving the sale, assignment, transfer or other disposition of certain businesses conducted by Able or its Subsidiaries as directed by Bracknell.

                  SECTION 6.14 WorldCom Series E Debt. Able shall use its commercially reasonable best efforts to effect the conversion, on or prior to the record date for the Able Stockholder Meeting, of $37,000,000 of indebtedness owing from Able to WorldCom pursuant to an amended and restated Finance Agreement between WorldCom and Able, dated as of April 1, 1999 (the "WorldCom Series E Debt") into Series E Shares with an aggregate face value of $37,000,000. The Series E Shares shall be issued only if the terms and conditions of the Series E Shares are those which are set out in Exhibit I.

                  SECTION 6.15 Canadian Competition Act. Able shall notify Bracknell promptly if (i) the aggregate value of the assets in Canada of Able and its Subsidiaries, determined in accordance with the Competition Act (Canada), exceeds $35 million Canadian dollars; or (ii) the aggregate gross annual revenues from sales in or from Canada generated by those assets, determined in accordance with the Competition Act (Canada), exceed $35 million Canadian dollars.

                  SECTION 6.16 Opinion of Financial Advisor. Able shall obtain from a qualified financial advisor, prior to the finalization of the Proxy Statement/Prospectus, a written opinion of a type customary in transactions similar to those contemplated hereby, regarding whether the Conversion Number is fair to Able's stockholders from a financial point of view. Able shall provide a copy of such opinion to Bracknell promptly after it becomes available.

                  SECTION 6.17 Bankruptcy and Insolvency Proceedings. Without Bracknell's prior written consent, Able shall not, and shall not permit any of its Subsidiaries to, institute any proceeding (i) seeking to adjudicate Able or any of its Subsidiaries bankrupt or insolvent, or (ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of its property or debt or making a proposal with respect to it under any Law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar Laws (including, without limitation, any case under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any similar proceeding under applicable state Law). Able shall promptly provide written notice to Bracknell if any Person commences a proceeding against Able or any of its Subsidiaries described under clause (i) or (ii) of this Section 6.20 or seeks to appoint a receiver, trustee, agent, custodian or other similar official for Able or any of its Subsidiaries or for any substantial part of their properties and assets.

                                   ARTICLE VII

                        COVENANTS OF BRACKNELL AND SUBCO

                  Bracknell and Subco agree that:

                  SECTION 7.01 Conduct of Bracknell and Subco. Except as expressly contemplated by this Agreement, from the date hereof until the Effective Time, Bracknell and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Except as otherwise approved in writing by Able or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) Bracknell and Subco will not adopt or propose any change in their certificates of incorporation or bylaws;

                  (b) Bracknell will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of Bracknell or Subco hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

                  (c) Bracknell will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                  SECTION 7.02 Access to Information. From the date hereof until the Effective Time, Bracknell will give Able, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of Bracknell and its Subsidiaries, will furnish to Able, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Bracknell's employees, counsel and financial advisors to cooperate with Able in its investigation of the business of Bracknell and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Bracknell to Able hereunder; and provided further that, such access is at normal business hours and does not materially interfere with the conduct of Bracknell's Business.

                  SECTION 7.03 Obligations of Subco. Bracknell will take all action necessary to cause Subco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                  SECTION 7.04 Stock Exchange Listing. Bracknell shall use its commercially reasonable best efforts to cause the shares of Bracknell Common Stock to be issued in the Merger and those to be issued upon the exercise of the Replacement Options to be conditionally approved for listing on the TSE prior to the Effective Time.

                  SECTION 7.05 Notice of Certain Events. Each of Bracknell and Subco shall promptly notify Able in writing of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Governmental Authority or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any Actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.10 or which relate to the consummation of the transactions contemplated by this Agreement.

                  SECTION 7.06 Financing Relating to the Merger. Bracknell shall use commercially reasonable best efforts to obtain the financing necessary to complete the transactions contemplated by this Agreement on terms satisfactory to it.

                  SECTION 7.07 Opinion of Financial Advisor. Bracknell shall use commercially reasonable efforts to obtain from a qualified financial advisor, an opinion of a type customary in transactions similar to those contemplated hereby, regarding whether the Merger Consideration to be provided pursuant to this Agreement is fair to Bracknell and its stockholders from a financial point of view. Bracknell shall provide a copy of such opinion to Able promptly after it becomes available.

                  SECTION 7.08 Replacement Options. Bracknell will use its commercially reasonable best efforts to grant options to acquire Bracknell Common Stock (the "Replacement Options"), in substitution or exchange for the existing Able Stock Options, to the directors, officers and employees of Able and its Subsidiaries listed on Schedule 4.05(a)(i)(1) and Schedule 4.05(a)(i)(2) (the "Option Recipients") who hold Able Stock Options as of the date hereof. The Replacement Options will be granted with the following terms and conditions: (i) the Replacement Options shall be exercisable to purchase the number of shares of Bracknell Common Stock that the corresponding Able Stock Options were exercisable to purchase multiplied by 0.6; (ii) the exercise price of the Replacement Options shall be the exercise price(s) of the corresponding Able Stock Options multiplied by 1.67; and (iii) the unexpired term and vesting schedule of the Replacement Options will be the same as that of the Able Stock Options (as if the Merger had not taken place). The Replacement Options will be granted subject to the approval of the Bracknell Board of Directors, the approval of the Bracknell stockholders of an increase in the reserves under Bracknell's existing stock option plan and the approval of the TSE. In the case of the Able Stock Options issued pursuant to the Able stock option plan, the Replacement Options will be issued pursuant to the terms and conditions of Bracknell's existing stock option plan. In the case of the Able Stock Options issued outside of the Able stock option plan, Bracknell may elect to grant the Replacement Options inside of Bracknell's existing stock option plan or outside of that plan.


                                  ARTICLE VIII

                     COVENANTS OF BRACKNELL, SUBCO AND ABLE

                  The parties hereto agree that:

                  SECTION 8.01 Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

                  SECTION 8.02 Certain Filings. Bracknell and Able shall cooperate with one another (a) in connection with the preparation of the Registration Statement and Proxy Statement/Prospectus, and (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and Proxy Statement/Prospectus and seeking timely to obtain any such actions, consents, approvals or waivers.

                  SECTION 8.03 Public Announcements. Bracknell and Able will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any applicable securities exchange or interdealer quotation system, will not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Able or Subco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Able or Subco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Able acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  SECTION 8.05 Preparation of the Proxy Statement/Prospectus and Registration Statement. Bracknell and Able shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use their commercially reasonable best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. After receiving comments from the SEC, Bracknell shall promptly file with the SEC the Registration Statement containing the Proxy Statement/Prospectus. Each of Bracknell and Able shall use its commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act of 1933 as promptly as practicable after such filing. Bracknell shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities Laws in connection with the issuance of Bracknell Common Stock in the Merger and Able shall furnish all information concerning Able and the holders of Able Shares as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Able will cause the Proxy Statement/Prospectus to be mailed to its stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

                  SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of Bracknell, Able and Subco to consummate the Merger are subject to the satisfaction on or before the Closing Date of each of the following conditions:

                  (a) this Agreement shall have been adopted by the requisite vote of the stockholders of Able in accordance with the Florida General Corporation Law;

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

                  (c) no provision of any applicable Law and no Order of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger;

                  (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC;

                  (e) the shares of Bracknell Common Stock to be issued in the Merger and those to be issued on the exercise of the Replacement Options shall have been conditionally approved for listing on the TSE;

                  (f) Bracknell and Able shall have received an opinion from Paul, Hastings Janofsky & Walker, LLP, counsel to Able, or other recognized tax counsel, based upon certain assumptions and factual representations of Able, Bracknell and Subco reasonably requested by such counsel, dated the Closing Date, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of

         Section 368(a) of the Code, in form and substance reasonably satisfactory to Able and Bracknell; and

                  (g) this Agreement shall not have been terminated pursuant to
         Article X.

                  SECTION 9.02 Additional Conditions Precedent to the Obligations of Bracknell. The obligations of Bracknell to consummate the Merger and complete the transactions contemplated hereby shall be also subject to the fulfillment, or waiver by Bracknell, on or before the Closing Date, of each of the following additional conditions:

                  (a) Able shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, the representations and warranties of Able contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made on and as of such date, and Bracknell shall have received a certificate signed by an executive officer of Able to the foregoing effect;

                  (b) WorldCom shall not be in breach of any term of the Commitment Agreement in the form attached as Exhibit D;

                  (c) Gideon Taylor and Frazier Gaines shall have entered into support agreements in the form attached as Exhibit E and shall not be in breach of those agreements;

                  (d) the Series C Stockholders shall have entered into support agreements with Able in the form attached as Exhibit C and shall not be in breach of those agreements;

                  (e) neither Able nor WorldCom Network Services, Inc. shall be in breach of any term of the Amended and Restated Master Services Agreement in the form attached as Exhibit F;

                  (f) Able shall not be in breach of the applicable terms of the Sirit Settlement;

                  (g) Bracknell shall have obtained financing necessary to complete the transactions contemplated by this Agreement on terms reasonably satisfactory to it;

                  (h) except as agreed in writing by Bracknell, all outstanding Material Litigation shall have been settled or otherwise resolved on terms reasonably satisfactory to Bracknell;

                  (i) the officers and employees of Able and its Subsidiaries identified by Bracknell pursuant to Section 6.08 shall have entered into, as applicable, (i) severance agreements on economic terms which are substantially similar to the severance entitlements those officers and employees have under their existing employment contracts with Able or its Subsidiaries, and (ii) retention agreements which are on terms reasonably satisfactory to Bracknell;

                  (j) all of the outstanding rights to acquire Able securities, excluding the Able Warrants and the Bracknell Option, if any, shall have been terminated or cancelled;

                  (k) the former stockholders of GEC, SASCO and SES set forth in
         Schedule 6.09 shall have agreed in writing to accept Bracknell Common Stock in lieu of any rights they may have had to receive Able Shares on terms reasonably satisfactory to Bracknell;

                  (l) holders of no more than 5% of the Able Shares outstanding immediately prior to the Closing Date shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth under the Florida General Corporation Law with respect to such shares;

                  (m) notwithstanding any of the representations and warranties of Able contained herein (and the information set out in any of the corresponding schedules), as a result of Bracknell's due diligence review of (a) each of the documents and materials required to be made available pursuant to Article IV and Section 6.03, (b) any document or material referenced in any Schedule, and (c) any report prepared by Bracknell's environmental consultants, or any other events or circumstances which Bracknell becomes aware of, Bracknell shall not have learned prior to the Effective Time any information which, in the reasonable judgement of Bracknell, individually, or in the aggregate, constitutes or would reasonably be expected to constitute an Able Material Adverse Effect or an Able Material Adverse Change;

                  (n) notwithstanding any of the representations and warranties of Able contained herein (and the information set out in any of the corresponding schedules), there shall not be, and there shall not have occurred, any circumstance, event, condition, change or development or any set of circumstances, events, conditions, changes or developments, which, in the reasonable judgement of Bracknell, has or have or would reasonably be expected to have, individually or in the aggregate, an Able Material Adverse Effect or an Able Material Adverse Change;

                  (o) on or prior to the record date for the Able Stockholder Meeting, the WorldCom Series E Debt shall have been converted into Series E Shares with an aggregate face value of $37,000,000;

                  (p) Bracknell shall have obtained the requisite approval from its stockholders to enter into this Agreement if such approval is required by any regulatory authority or under applicable Law;

                  (q) Able shall have obtained from a qualified financial advisor, a written opinion of a type customary in transactions similar to those contemplated hereby, to the effect that the Conversion Number is fair to Able's stockholders from a financial point of view, and Able shall have provided a copy of such opinion to Bracknell;

                  (r) Bracknell shall have obtained from a qualified financial advisor, an opinion of a type customary in transactions similar to those contemplated hereby, to the effect that the Merger Consideration to be provided pursuant to this Agreement is fair to Bracknell and its stockholders from a financial point of view.

                  (s) Bracknell shall have received the necessary consents to enter into the transactions contemplated hereby and by the Commitment Agreement and the Amended and Restated Master Services Agreement pursuant to the Second Amended and Restated Credit Agreement, dated as of July 21, 2000 between Bracknell, Nationwide Electric, Inc. and The State Group Limited as borrowers, certain financial institutions as lenders and Royal Bank of Canada as administrative agent;

                  (t) no proceeding (including a private proceeding) shall have been commenced by or against Able or an Able Significant Subsidiary (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any Law relating to bankruptcy, insolvency, reorganization, or compromise of debts or other similar Laws (including, without limitation, any case under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any similar proceeding under state Law); or (iii) seeking appointment of a receiver, trustee, agent or custodian or other similar official for it or for any substantial part of its properties and assets;

                  (u) Bracknell shall have received the opinion of Paul, Hastings, Janofsky & Walker, LLP, counsel to Able, dated the Closing Date, addressed to Bracknell, substantially in the form of Exhibit G, and an opinion relating to the Subsidiaries of Able substantially in the form of Exhibit G by counsel to Able reasonably satisfactory to Bracknell;

                  (v) Bracknell shall have received a copy of the resolutions of the Board of Directors of Able authorizing the Merger, the issuance of the Bracknell Option and the other transactions contemplated hereby, which copy shall be certified by an executive officer of Able.

                  SECTION 9.03 Additional Conditions Precedent to the Obligations of Able. The obligations of Able to consummate the Merger and complete the transactions contemplated hereby shall also be subject to the fulfillment, or waiver by Able, on or before the Closing Date, of each of the following additional conditions:

                  (a) Bracknell and Subco shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, the representations and warranties of Bracknell and Subco contained in this Agreement shall be true in all material respects at and as of the Closing Date as if made on and as of such date, and Able shall have received a certificate signed by an executive officer of each of Bracknell and Subco to the foregoing effect;

                  (b) Able shall have received the opinion of Torys, counsel to Bracknell, dated the Closing Date, addressed to Able, substantially in the form of Exhibit H; and

                  (c) Able shall have received copies of the resolutions of the Board of Directors of Bracknell and the Board of Directors of Subco authorizing the Merger, which copies shall be certified by an executive officer of Bracknell and Subco, respectively.


                                    ARTICLE X

                                   TERMINATION

                  SECTION 10.01 Termination by Bracknell or Able. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of Able):

                  (a)     by mutual written consent of Bracknell and Able;

                  (b) by either Bracknell or Able in writing, if any one or more of the conditions to its obligation to consummate the Merger has not been fulfilled by February 1, 2001 (provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the non-fulfillment of one or more of the conditions referred to above by such date);

                  (c) by either Bracknell or Able, if there shall be any applicable Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such Order shall become final and nonappealable;

                  (d) by either Bracknell or Able in writing, if the stockholder approval referred to in Section 9.01(a) shall not have been obtained by February 1, 2001, by reason of the failure to obtain the requisite vote at the Able Stockholder Meeting or at any adjournment thereof;

                  (e)     (i)  by Bracknell in writing, if (x) there has been a
                               breach by Able of any representation or warranty of Able contained in this Agreement which, in the reasonable judgement of Bracknell, would have or would be reasonably likely to have an Able Material Adverse Effect, or (y) there has been any material breach of any of the covenants or agreements of Able set forth in this Agreement, which breach is not curable or, if curable is not cured within 30 days after written notice of such breach is given by Bracknell to Able; provided that Able shall not have the right to cure any such Breach after February 1, 2001; or

                          (ii) by Able in writing, if (x) there has been a
                               breach by Bracknell of any representation or warranty of Bracknell contained in this Agreement which would have or would be reasonably likely to have a Bracknell Material Adverse Effect, or (y) there has been any material breach of any of the covenants or agreements of Bracknell set forth in this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Able to Bracknell; provided that Bracknell shall not have the right to cure any such Breach after February 1, 2001; or

                  (f)    (i)   by Bracknell in writing, if there shall have been
                               after the date hereof (x) a change, event or occurrence on or before the date of such termination which, in the reasonable judgement of Bracknell, would constitute an Able Material
                               Adverse Change, or (y) any change of Law on or before the date of such termination shall have occurred which, in the reasonable judgement of Bracknell has or will have an Able Material
                               Adverse Effect, excluding however, any change, condition, event or occurrence which affects the industry of Able generally and also affects
                               Bracknell; or

                         (ii) by Able in writing, if there shall have been after the date hereof (x) a change, event or occurrence on or before the date of such termination which would constitute a Bracknell Material Adverse Change, or (y) any change of Law on or before the date of such termination shall have occurred which, in the reasonable judgement of Able has or will have a Bracknell Material Adverse Effect, excluding however, any change, condition, event or occurrence which affects the industry of Bracknell generally and also affects Able.

                  SECTION 10.02 Termination by Able. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by action of the Able Board of Directors in writing, if (i) Able is not in breach of Section 6.04, (ii) the Merger shall not have been approved by the Able stockholders, (iii) the Able Board of Directors authorizes Able, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Able promptly notifies Bracknell in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iv) during the three business day period after Able's notice, (A) Able shall have negotiated with, and shall have caused its respective financial and legal advisors to negotiate with, Bracknell to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable Able to proceed with the transactions contemplated hereby, and (B) the Able Board of Directors shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to Able's notice continues to be a Superior Proposal. Able may not effect such termination unless contemporaneously therewith Able pays to Bracknell in immediately available funds the fees required to be paid pursuant to Section 10.04. Able agrees (x) that it will not enter into a binding agreement referred to in clause (iii) above until at least the day following the third business day after it has provided the notice to Bracknell required thereby, and (y) to notify Bracknell



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


promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

                  SECTION 10.03 Termination by Bracknell. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by Bracknell in writing, if either (i) Able enters into a binding agreement for a Superior Proposal, or (ii) the Able Board of Directors shall have withdrawn or adversely modified its approval or recommendation of the Merger.

                  SECTION 10.04 Effect of Termination.

                  (a) If this Agreement is terminated pursuant to Sections 10.01, 10.02, or 10.03, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that
         (i) the agreements contained in Section 11.04 and Section 10.04 shall survive the termination hereof, and (ii) the parties shall be liable for any willful breaches hereof.

                  (b) In the event that (i) a bona fide Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal in respect of Able or any of its Subsidiaries and thereafter this Agreement is terminated by either Bracknell or Able pursuant to
         Section 10.01(d) or by Bracknell pursuant to Section 10.01(e) as a result of a material breach by Able of any of the covenants set forth in Section 6.04 hereof, or (ii) this Agreement is terminated by Able pursuant to Section 10.02, or (iii) this Agreement is terminated by Bracknell pursuant to Section 10.03, then on the date of such termination Able shall pay Bracknell a termination fee of $3,000,000 as liquidated damages in immediately available funds and the Bracknell Option shall become exercisable according to its terms.

                  (c) In the event that this Agreement is terminated by Bracknell or Able pursuant to Section 10.01(d) or by Bracknell pursuant to Section 10.01(e) (other than as described in clause 10.04(b)(i) and other than as a result of a breach of Section 6.08 by Able), then Able shall pay Bracknell a termination fee of $3,000,000 as liquidated damages in immediately available funds on the date of such termination.

                  (d) Able acknowledges that the agreements contained in Sections 10.04(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Bracknell and Subco would not have entered into this Agreement; accordingly, if Able fails to promptly pay the amount due pursuant to
         Section 10.04(b) or (c), and, in order to obtain such payment, Bracknell commences a suit which results in a judgment against Able for the fee set forth in Section 10.04(b) or (c), Able shall pay to Bracknell its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the rate of 8.5% per annum.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given, if to Bracknell or Subco, to:

                                 Paul D. Melnuk
                                 President and Chief Executive Officer
                                 Bracknell Corporation
                                 150 York Street, Suite 1506
                                 Toronto, Ontario M5H 3S5 CANADA
                                 Telephone:  (416) 956-0100
                                 Facsimile:  (416) 362-3290

                  and to:

                                 John R. Naccarato, Esq.
                                 Corporate Counsel and Secretary
                                 Bracknell Corporation
                                 150 York Street, Suite 1506
                                 Toronto, Ontario M5H 3S5 CANADA
                                 Telephone:  (416) 956-0104
                                 Facsimile:  (416) 362-3290


                  with a copy to:

                                 Philip J. Brown, Esq.
                                 Torys
                                 Suite 3000 Maritime Life Tower
                                 P.O. Box 270
                                 Toronto-Dominion Centre
                                 Toronto, Ontario
                                 CANADA
                                 M5K 1N2
                                 Telephone:  (416) 865-8238
                                 Facsimile:  (416) 865-7380
                  if to Able, to:

                                 Michael Brenner, Esq.
                                 Executive Vice President and General Counsel
                                 Able Telcom Holding Corp.
                                 1643 N. Harrison Parkway
                                 Sunrise, FL 33323
                                 Telephone:  (954) 838-5070
                                 Facsimile:  (888) 387-7606

                  with a copy to:

                                 Wayne Shortridge, Esq.
                                 Paul, Hastings, Janofsky & Walker, LLP
                                 660 Peachtree Street, N.E.
                                 Suite 2400
                                 Atlanta, GA 30308
                                 Telephone:  (404) 815-2214
                                 Facsimile:  (404) 815-2358

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

                  SECTION 11.02 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Section 6.04, Section 7.05, Section 7.08 and Article II.

                  SECTION 11.03  Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Bracknell, Subco and Able or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver and (ii) after the adoption of this Agreement by the stockholders of Able, no such amendment or waiver shall, without the further approval of such stockholders and each party's Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of Able, (y) any term of the certificate of incorporation of the Surviving Corporation, or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Able.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 11.04 Fees and Expenses.

                  (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  (b) Bracknell agrees promptly to reimburse Able in immediately available funds for all of Able's reasonable documented out-of-pocket expenses (up to a maximum of $250,000), but in no event later than three business days after the termination of this Agreement, in the event that Bracknell does not consummate the transactions contemplated by this Agreement other than as a result of a condition to Bracknell's obligation to consummate the Merger not being satisfied.

                  (c) Able and Bracknell shall each pay one-half of all costs and expenses related to compliance with the requirements of the HSR Act, printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees.

                  SECTION 11.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                  SECTION 11.06 Governing Law. This Agreement shall be construed in accordance with and governed by the Law of the State of Florida.

                  SECTION 11.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  SECTION 11.08 Entire Agreement. This Agreement and the Term Sheet Agreement dated July 7, 2000 between Bracknell, Able and WorldCom constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Article I, which are intended for the benefit of Able's stockholders.

                  SECTION 11.09 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                  SECTION 11.10 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  SECTION 11.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provisions and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.




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



                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   BRACKNELL CORPORATION


                                   By:
                                      ------------------------------------------
                                   Title:


                                   ABLE TELCOM HOLDING CORP.


                                   By:
                                      ------------------------------------------
                                   Title:



                                   BRACKNELL ACQUISITION CORPORATION


                                   By:
                                      ------------------------------------------
                                   Title:




                                       64